Exhibit 4.90

SHARE PURCHASE AGREEMENT

between, on one side, as Purchasers,

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

AGRIFIRMA AGRO LTDA.

IMOBILIÁRIA ENGENHO DE MARACAJÚ LTDA.

and, on the other side, as Sellers,

AGROPECUARIA SANTA CRUZ DE LA SIERRA S.A.

ALAFOX S.A.

SEDELOR S.A.

HELMIR S.A.

CODALIS S.A.

and, as intervening consenting parties,

AGROPECUARIA ACRES DEL SUD S.A.

OMBU AGROPECUARIA S.A.

YATAY AGROPECUARIA S.A.

YUCHAN AGROPECUARIA S.A.

and, as intervening consenting party and guarantor,

CRESUD S.A.C.I.F.Y.A

December 23rd, 2020

SHARE PURCHASE AGREEMENT

This share purchase agreement (“Agreement”) made as of December 23rd, 2020, is entered by and among the following parties, on one side:

I. BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS, a publicly-held company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Avenida Brigadeiro Faria Lima, 1.309, 5th floor, Zip Code 01452-002, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/ME under No. 07.628.528/0001-59, with its incorporation documents duly filed with Commercial Registry of the State of São Paulo under NIRE 35.300.326.237, hereby represented in accordance with its bylaws (“BrasilAgro”);

II. AGRIFIRMA AGRO LTDA., a limited liability company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Avenida Brigadeiro Faria Lima, 1309, 5th floor, suite 1, in the City of São Paulo, State of São Paulo, Brazil, enrolled with the CNPJ/ME under No. 09.288.977/0001-20, with its incorporation documents duly filed with Commercial Registry of the State of São Paulo under NIRE 35232260566, hereby represented in accordance with its bylaws (“Agrifirma”); and

III. IMOBILIÁRIA ENGENHO DE MARACAJÚ LTDA., a limited liability company duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, with its head office at Avenida Brigadeiro Faria Lima, 1.309, 5th floor, Jardim Paulistano, in the City of São Paulo, State of São Paulo, enrolled with the CNPJ/ME under No. 08.536.352/0001-78, with its incorporation documents duly filed with Commercial Registry of the State of São Paulo under NIRE 35221161511, hereby represented in accordance with its incorporation documents (“Imobiliária Engenho” and, together with BrasilAgro and Agrifirma, “Purchasers”)

And, on the other side,

IV. AGROPECUARIAS SANTA CRUZ DE LA SIERRA S.A. (formerly named Doneldon S.A.), a company duly organized and validly existing in accordance with the laws of the Eastern Republic of Uruguay, with its head office at Calle Zabala 1422, in the City of Montevideo, Uruguay, enrolled with Auditoria Interna de la Nación, Registro Público de Personas Jurídicas sección Comercio, under No. 13909, hereby represented in accordance with its incorporation documents (“Agropecuária SCZ”);

V. ALAFOX S.A., a company duly organized and validly existing in accordance with the laws of the Eastern Republic of Uruguay, with its head office at Calle Zabala 1422, in the City of Montevideo, Uruguay, enrolled with Auditoria Interna de la Nación, Registro Público de Personas Jurídicas sección Comercio, under No. 10522, hereby represented in accordance with its incorporation documents (“Alafox”);

VI. SEDELOR S.A., a company duly organized and validly existing in accordance with the laws of the Eastern Republic of Uruguay, with its head office at Calle Zabala 1422, in the City of Montevideo, Uruguay, enrolled with Auditoria Interna de la Nación, Registro Público de Personas Jurídicas sección Comercio, under No. 10974, hereby represented in accordance with its incorporation documents (“Sedelor”);

VII. HELMIR S.A., a company duly organized and validly existing in accordance with the laws of the Eastern Republic of Uruguay, with its head office at Calle Zabala 1422, in the City of Montevideo, Uruguay, enrolled with Auditoria Interna de la Nación, Registro Público de Personas Jurídicas sección Comercio, under No. 8151, hereby represented in accordance with its incorporation documents (“Helmir”); and

VIII. CODALIS S.A., a company duly organized and validly existing in accordance with the laws of the Eastern Republic of Uruguay, with its head office at Calle Zabala 1422, in the City of Montevideo, Uruguay, enrolled with Auditoria Interna de la Nación, Registro Público de Personas Jurídicas sección Comercio, under No. 3370, hereby represented in accordance with its incorporation documents (“Codalis” and, together with Agropecuária SCZ, Alafox, Sedelor and Helmir, the “Sellers”)

Purchasers and Sellers are also referred to herein individually as a “Party” and collectively as the “Parties”.

Furthermore, as intervening consenting parties,

IX. AGROPECUARIA ACRES DEL SUD S.A., a company duly organized and validly existing in accordance with the laws of Bolivia, with its head office at Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Equipetrol, in the City of Santa Cruz de La Sierra, Bolivia, enrolled with Registro de Comercio (“Fundempresa”) under No. 00140929, hereby represented in accordance with its corporate documents (“Acres del Sud”)

X. OMBU AGROPECUARIA S.A., a company duly organized and validly existing in accordance with the laws of Bolivia, with its head office at Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Zona Equipetrol, in the City of Santa Cruz de La Sierra, Bolivia, enrolled with Fundempresa under No. 00143298, hereby represented in accordance with its corporate documents (“Ombu”)

XI. YATAY AGROPECUARIA S.A., a company duly organized and validly existing in accordance with the laws of Bolivia, with its head office at Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Zona Equipetrol, in the City of Santa Cruz de La Sierra, Bolivia, enrolled with Fundempresa under No. 00143300, hereby represented in accordance with its incorporation documents (“Yatay”); and

XII. YUCHAN AGROPECUARIA S.A., a company duly organized and validly existing in accordance with the laws of Bolivia, with its head office at Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Zona Equipetrol, in the City of Santa Cruz de La Sierra, Bolivia, enrolled with Fundempresa under No. 00143297, hereby represented in accordance with its incorporation documents (“Yuchan” and, together with Acres del Sud, Ombu and Yatay, the “Companies”);

And, as intervening consenting party and guarantor,

XIII. CRESUD S.A.C.I.F.Y.A, a company duly organized and validly existing in accordance with the laws of Argentina, with its head office at Carlos M. Della Paolera, 261 Piso 9 (C1001ADA), Ciudad Autonoma de Buenos Aires (CABA), Argentina, enrolled with CNPJ/ME under No. 07.775.250/0001-42, hereby represented in accordance with its incorporation documents (“Guarantor” or “Cresud”).

W I T N E S S E T H:

A. WHEREAS, on the date hereof, the Sellers are the owners of shares representing one hundred percent (100%) of the total issued and voting capital stock of the Companies, in the proportions and percentages set forth in Schedule A hereto (“Companies’ Shares” and “Equity Ownership Percentages” respectively);

B. WHEREAS, on the date hereof, the Sellers are Controlled by the Guarantor;

C. WHEREAS the Companies are the record owners of the Real Estate Properties (as defined below);

D. WHEREAS, subject to the terms and the conditions provided herein, Sellers desire to sell the Companies’ Shares to Purchasers and Purchasers desire to purchase such shares from Sellers pursuant to the terms and conditions hereinafter set forth (“Transaction”),

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. Definitions and Rules of Interpretation.

1.1. Definitions. In this Agreement the definitions provided below in capital letters shall apply:

“Acres del Sud” shall have the meaning ascribed to it in the Preamble;

“Accounting Principles” means IFRS;

“Affiliate” means, as to any Person, any individual or entity that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with that Person, where “Control” means the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise;

“Agreement” shall have the meaning ascribed to it in the Preamble;

“Agrifirma” shall have the meaning ascribed to it in the Preamble;

“Agropecuaria SCZ” shall have the meaning ascribed to it in the Preamble;

“Alafox” shall have the meaning ascribed to it in the Preamble;

“Applicable Privacy Rules” means all privacy, data protection and information security Laws, regulatory guidance and industry standards, of any jurisdiction in the world, that apply to the conduct of any Person and that are designed to protect any Personal Information;

“Arbitration Chamber” shall mean the Arbitration and Mediation Center of the Brazil - Canada Chamber of Commerce.

“Arbitration Notice” shall have the meaning ascribed to it in Section 13.4;

“Arbitration Tribunal” shall have the meaning ascribed to it in Section 13.5;

“Audit Company” shall mean any of PwC International Limited, Deloitte Touche Tohmatsu Limited, Ernst & Young Global Limited and KPMG International Cooperative, and any of their Affiliates and successors;

“B3” shall mean B3 S.A. – Brasil, Bolsa, Balcão, the São Paulo stock exchange;

“Base Adjusted NAVs” shall mean each of the Companies’ consolidated net equities (patrimônios líquidos) on June 30, 2020, adjusted to disregard certain assets and liabilities (including the value of the lands, which were subject to specific valuations), according to Schedule B hereto, which was assumed for purposes of the Purchase Price;

“Brasilagro” shall have the meaning ascribed to it in the Preamble;

“Business Days” means any day other than a Saturday, Sunday, national holiday, or day on which banks in São Paulo Brazil and/or Bolivia are not open for the conduct of normal banking business;

“CDI Index” means the daily average rate of inter-banking deposits, “over extra group”, expressed in annual percentage, based on two hundred fifty-two business days, calculated and disclosed daily by CETIP S.A. Mercados Organizados – CETIP, or any index that may come to replace it in the future;

“Claim” shall mean any action, suit or other proceeding, judicial or administrative, or arbitration, whether of a civil, labor, tax, commercial, regulatory, environmental, criminal, or of any other nature;

“Closing Date” shall have the meaning ascribed to it in Section 7.1;

“Closing Adjusted NAVs” shall mean the consolidated net equities (patrimônios líquidos) of each of the Companies as of the Closing Date, prepared in accordance with the Accounting Principles and subject to the same adjustments (i.e. certain assets and liabilities (including the value of the lands, which were subject to specific valuations) shall be disregarded) applicable to the Base Adjusted NAVs (pursuant to Schedule B hereto);

“Closing Statements” shall have the meaning ascribed to it in Section 4.2;

“CNPJ/ME” shall have the meaning ascribed to it in the Preamble;

“Codalis” shall have the meaning ascribed to it in the Preamble;

“Companies” shall have the meaning ascribed to it in the Preamble;

“Companies’ Existing Claims” shall have the meaning ascribed to it in the Section 8.2.5;

“Companies’ Financial Statements” shall have the meaning ascribed to it in the Section 8.2.1;

“Companies’ Material Contracts” shall have the meaning ascribed to it in the Section 8.2.9a;

“Companies’ Related Party Transactions” shall have the meaning ascribed to it in the Section 8.2.15;

“Companies’ Shares” shall have the meaning ascribed to it in Preamble;

“Conditions Precedent” shall have the meaning ascribed to it in Section 5.4;

“Confidential Information” shall have the meaning set forth in Section 12.1;

“Companies” shall have the meaning ascribed to it in the Preamble;

“Cresud” shall have the meaning ascribed to it in the Preamble;

“De Minimis” shall have the meaning ascribed to it in Section 10.9;

“Direct Claim” shall have the meaning set forth in Section 10.3;

“Disagreement Notice” shall have the meaning set forth in Section 4.3;

“Due Diligence” shall have the meaning set forth in Section 5.7;

“Equity Ownership Percentages” shall have the meaning ascribed to it in the Preamble;

“Exchange Rate” means the average of the purchase and the sale exchange rates for the conversion of US Dollars (USD) into Brazilian Reais (R$), published on the website of the Central Bank of Brazil (www.bcb.gov.br) for the Business Day immediately preceding the relevant payment or reporting date, under the following links: “Exchange and International Capital”, “Exchange Rates”, “Quotations and bulletins”, option “Closing quotations of all currencies on a date” (“Câmbio e Capitais Internacionais”, “Taxas de câmbio”, “Cotações e boletins”, “Cotações de fechamento de todas as moedas em uma data”).

“Final Purchase Price” shall have the meaning set forth in Section 4.9;

“Financing” shall have the meaning set forth in Section 5.1b;

“Follow-On” shall have the meaning set forth in Section 5.1b;

“Fundamental Representations and Warranties of the Sellers” shall have the meaning ascribed to it in Section 8.1;

"Fundempresa" shall have the meaning ascribed to it in the Preamble;

“Governmental Authority” shall mean any public agent or body of Brazil or Bolivia, on the federal, state or local level, and any other existing political subdivisions, any bodies, departments, or authorities that perform executive, legislative, judicial, regulatory, supervisory or administrative duties of a governmental nature, including any authorities, agencies, departments, councils, commissions, offices, tribunals, courts, chambers, or arbitration tribunals;

“Guarantor” shall have the meaning ascribed to it in the Preamble;

“Helmir” shall have the meaning ascribed to it in the Preamble;

“Imobiliária Engenho” shall have the meaning ascribed to it in the Preamble;

“Indemnified Parties” shall have the meaning ascribed to it in Section 10.2;

“Indemnifying Party” shall have the meaning ascribed to it in Section 10.3a;

“Intellectual Property” means trademarks and service marks and all goodwill associated with such marks, trade names, logos, patents, plant breeder´s rights, inventions, registered and unregistered design rights, utility models, copyrights (including copyrights in computer software), semi-conductor topography rights, database rights and all other similar proprietary rights which may subsist in any part of the world including industrial know-how and know-how and including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Intellectual Property Rights” means all patent rights, copyrights, moral rights, trademark rights, trade name rights, service mark rights, trade dress rights, design rights, trade secret rights, proprietary rights, privacy rights, rights of publicity, name or likeness and other intellectual property rights, whether or not those rights have been filed or registered under any statute or are protected or protectable under applicable Law;

“Insurance Term” shall have the meaning ascribed to it in Section 10.1.5;

“Interest-Related Rights” shall have the meaning ascribed to it in Section 2.2;

“Independent Expert" shall have the meaning ascribed to it in Section 4.6;

“Las Londras” means the Real Estate Property located at Cantón Ascención de Guarayos, Provincia Ñuflo de Chávez (Actualmente cantón El Puente), Municipio El Puente, Sección Tercera Provincia Guarayos del Departamento de Santa Cruz de la Sierra, with surface area (superficie S.I.G) of 4593.1155 hectares, pursuant to Schedule C, and which is currently object of the INRA proceedings disclosed in Schedule 8.2.5;

“Las Londras Indemnity” shall have the meaning ascribed to it in Section 10.1.5;

“Las Londras Insurance” shall have the meaning ascribed to it in Section 10.1.5;

“Las Londras Indemnifiable Amounts” shall have the meaning ascribed to it in Section 10.1.5;

“Las Londras Proceedings” shall have the meaning ascribed to it in Section 10.4d;

“Law” shall mean any applicable law, treaty, constitution, statute, regulation, policy, instruction, order entered, issued, made or rendered by any Governmental Authority;

“Liens” means any rights of guarantee, surety, bonds, mortgages, pledges, fiduciary transfers, easements, encumbrances, charges, security interests, liens, contingent sale agreements, leases, subleases, limitations or restrictions on use or ownership, sale options, rights of first refusal, rights of first offer, preemptive rights, agreement to exercise voting rights, usufruct, any other contractual, legal, administrative or judicial impediments, including purchase and sale promises and non-transfer provisions, or any lien or encumbrance of any kind;

“Loss” or “Losses” means all sums paid or payable (within thirty (30) days) to any Person, including in connection with any and all losses and damages, injuries (including personal injury, sickness and death), interest, costs, Taxes, premiums, assessments, penalties, expenses and attorney fees (whether incurred prior to, at trial, arbitration or any other proceeding and in any appeal or other post trial proceeding) in connection with such losses or damages; in case of temporary dispossession of any of the Real Estate Properties in which case any of the Companies are not able to conduct its activities, any and all ceased profits and/or loss of revenues during such period shall also be considered a “Loss”;

“Notice” shall have the meaning ascribed to it in Section 14.1;

"Notice of Direct Claim" shall have the meaning ascribed to it in Section 10.3a.;

"Notice of Third Party Claim" shall have the meaning ascribed to it in Section 10.4a;

“Ombu” shall have the meaning ascribed to it in the Preamble;

“Operational Representations and Warranties of the Sellers” shall have the meaning ascribed to it in Section 8.2;

“Other Financing” shall have the meaning set forth in Section 5.1b;

“Parties' Conditions Precedent” shall have the meaning ascribed to it in Section 5.1;

“Party(ies)” shall have the meaning ascribed to it in the Preamble;

“Permit” shall mean any federal, national, state, foreign, provincial, local or other permits, licenses, approvals, consents or authorizations required or issued by any Governmental Authority under or in connection with any applicable Law, including any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Authority under any applicable Law;

“Person” shall mean any individual, entity, company, corporation, partnership, association, trust, condominium, investment fund or other entity or organization, incorporated or unincorporated, including a governmental authority;

“Personal Information” means any information (a) relating to an identified or identifiable individual, (b) protected under applicable Law or Applicable Privacy Rules, as the case may be, or (c) that is linked or combined with information identified in (a) or (b) above. Without limiting the foregoing, an identified or identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier, or to any one or more factors specific to his or her physical, physiological, genetic, mental, economic, cultural or social identity, including but not limited to an individual's name, signature, address, telephone number, email address, employee identification number, Social Security or Social Insurance number, driver's license number, other government-issued identification number, financial account number including but not limited to credit or debit card number, credit report information, password, PIN, account credentials (e.g., username and password), biometric data, medical or health data, answers to security questions, or any other authentication information;

“Pricing” shall have the meaning set forth in Section 5.1b;

“Price Adjustment” shall have the meaning ascribed to it in Section 4.1;

“Purchase Price” shall have the meaning ascribed to it in Section 3.1;

“Purchasers” shall have the meaning ascribed to it in the Preamble;

“Purchasers’ Indemnified Parties” shall have the meaning ascribed to it in Section 10.1;

“Purchasers’ Conditions Precedent” shall have the meaning ascribed to it in Section 5.4;

“Put Option” shall have the meaning ascribed to it in Section 10.1.5.2;

“Put Option Exercise Price” shall have the meaning ascribed to it in Section 10.1.5.2(iii);

“Put Option Grantors” shall have the meaning ascribed to it in Section 10.1.5.2;

“Real Estate Properties” shall mean the Companies’ properties listed in Schedule 8.2.4;

“Real Property Indemnity Amounts” shall have the meaning ascribed to it in Section 10.1.3;

"Real Property Indemnity Late Payment Amounts" shall have the meaning ascribed to it in Section 10.1.4;

“Related Party” shall mean, in relation to a Person, as applicable, (i) any Affiliate of that Person, (ii) any entity in which such Person (or its Affiliate) owns, directly or indirectly, an equity stake representing at least 5% (five per cent) of the issued and outstanding capital stock or other economic interests of such entity, (iii) any entity in which such Person owns, directly or indirectly, an equity stake or convertible debt into equity and/or is a signatory to any voting agreement, equity or debt holders agreement or similar contracts, (iv) any Person which owns, directly or indirectly, an equity stake in such Person representing at least five percent (5% ) of the issued and outstanding capital stock or other economic interest, (v) any individual who is an officer or board member or senior employee of such Person or of the Persons referred to in items (i) to (v) above; (vi) any spouse, former spouse, or direct lineal ascendants or descendants and relatives up to the 4th degree of any such officer, director, shareholder or partner of such Person, as the case may be; or (vii) any Person or Persons referred to in items (i) to (v) above controlled by any of the above.

“Representations and Warranties of the Purchasers” shall have the meaning ascribed to it in Section 9.1;

“Resolution Period” shall have the meaning ascribed to it in Section 4.5;

“Rights to be Acquired under the Put Option” shall have the meaning ascribed to it in Section 10.1.5.2;

“Sedelor” shall have the meaning ascribed to it in the Preamble;

“Sellers” shall have the meaning ascribed to it in the Preamble;

“Sellers’ Indemnified Parties” shall have the meaning ascribed to it in Section 10.2;

“Sellers’ Conditions Precedent” shall have the meaning ascribed to it in Section 5.b;

“Tax”, “Taxes” or “Taxation” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Third Party” shall mean any Person, except for the Parties and any of their Affiliates;

“Third Party Claim” shall have the meaning set forth in Section 10.4;

“Transaction” shall have the meaning ascribed to it in the Preamble;

“UFV” means Unidad de Fomento de Vivienda, index applicable to Bolivian currency.

“Yatay” shall have the meaning ascribed to it in the Preamble;

“Yuchan” shall have the meaning ascribed to it in the Preamble.

1.2. Singular, plural and gender. References to one gender include all genders and references to the singular include the plural and vice versa.

1.3. References to companies. References to a company shall include any company, corporation or any corporate entity, wherever incorporated, including but not limited to, its legal representatives, board of directors, officers, or other employees as applicable.

1.4. References to subsidiaries and holding companies. A company is a “subsidiary” of another company (its “holding company”) if that other company Controls it, directly or indirectly.

1.5. Schedules, exhibits, annex and recitals.

a. References to this Agreement shall include any recitals, exhibits, annex and schedules to it and references to sections and schedules are to sections of, exhibits and schedules to, this Agreement. The definitions established in this Agreement are applicable to the schedules hereto, and vice-versa.

b. In the event of any conflict between the meaning attributed to definitions in this Agreement and to those attributed in the schedules, the definitions provided for in this Agreement shall prevail in relation to the definitions provided for in the schedules.

c. The Schedules attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References to this Agreement and the words herein, hereof and words of similar import refer to this Agreement (including the Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement or any Schedule, the provisions of the Agreement shall prevail.

d. The Section references referred to in the Schedules are to Sections of this Agreement, unless otherwise expressly indicated.

1.6. Information. References to books, records or other information mean books, records or other information in any form including, inter alia, paper, electronically stored data, magnetic media, film and microfilm.

1.7. Legal Terms. References to any Brazilian legal term shall, in respect of any jurisdiction other than Brazil, be construed as references to the term or concept which most nearly corresponds to it in Brazil.

1.8. Caption Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

2. Object; Sale of Shares.

2.1. The object of this Agreement consists in the purchase, by Purchasers, and sale, by Sellers, of the Companies’ Shares. On the Closing Date and subject to the conditions herein, Sellers shall sell and transfer to Purchasers, and Purchasers shall purchase and receive from Sellers title to all the Companies’ Shares, free and clear from all Liens, according to the proportion set forth in Schedule 2.1.

2.2. The transfer of the Companies’ Shares shall include the transfer of all Interest-Related Rights (as hereinafter defined) and accordingly, whether or not specifically stated in this Agreement, all references herein to Companies’ Shares shall be deemed to be references to Companies’ Shares and the Interest-Related Rights, taken as a whole. For purposes of this Agreement, “Interest-Related Rights” shall mean all of Sellers’ right, title and interest in, to and under each Company including, without limitation, all of Sellers’ right, title and interest in, to and under all (i) distributions after the Closing Date of profits, dividends and income of each Company, (ii) capital distributions after the Closing Date from each Company, (iii) distributions after the Closing Date of cash flow by each Company, (iv) all Real Estate Properties and any other property of each Company to which Sellers now or in the future may be entitled, (v) other claims which Sellers now has or may in the future acquire against the Companies and the Real Estate Properties, (vi) proceeds of any liquidation upon the dissolution of each Companies and winding up of its affairs, (vii) other rights of Sellers to receive any distributions or other payments of any kind whatsoever from or in respect of each Company or in any way derived from the Real Estate Properties, or from the ownership or operation thereof after the Closing Date, whether any of the above distributions consist of money or property, and (viii) all other rights, benefits and obligations of Sellers by law or by contract, as shareholders in each Company including, without limitation, rights to reports and accounting information.

3. Purchase Price; Payment.

3.1. Purchase Price. The considerations to be paid by Purchasers to the applicable Sellers (shareholders of the corresponding Companies) for the respective Companies’ Shares transferred and sold hereunder shall be the following (“Purchase Price”):

a. In consideration for 100% of the Shares of Acres del Sud, Purchasers shall pay to the relevant Sellers (i.e. shareholders of Acres del Sud), in the proportion of the applicable Equity Ownership Percentage held at Acres del Sud by each of them, the amount of eight million four hundred seventy-two thousand three hundred five dollars (8,472,305.00);

b. In consideration for 100% of the Shares of Ombu, Purchasers shall pay to the relevant Sellers (i.e. shareholders of Ombu), in the proportion of the applicable Equity Ownership Percentage held at Ombu by each of them, the amount of seven million sixty-seven thousand one hundred fifty United States Dollars (7,067,150.00);

c. In consideration for 100% of the Shares of Yatay, Purchasers shall pay to the relevant Sellers (i.e. shareholders of Yatay), in the proportion of the applicable Equity Ownership Percentage held at Yatay by each of them, the amount of eleven million four hundred seventy-seven thousand five hundred forty-one United States Dollars (11,477,541.00); and

d. In consideration for 100% of the Shares of Yuchan, Purchasers shall pay to the relevant Sellers (i.e. shareholders of Yuchan), in the proportion of the applicable Equity Ownership Percentage held at Yuchan by each of them, the amount of three million seven thousand two hundred nine United States Dollars (3,007,209.00).

3.2. Payment. The Purchase Price shall be paid in full on the Closing Date by wire transfers (and respective exchange closings) to the bank accounts of the respective Sellers indicated in writing by them five (5) days in advance of the Closing Date. The Parties acknowledge and agree that the portions of the Purchase owed to each of the Sellers are those set forth in Section 3.1 above, which shall represent the acquisition cost of the respective Shares by Purchasers. Despite of that, for payment purposes, Sellers may agree among themselves that the transfer of amounts of the Purchase Price is made in a different proportion (of that provided under Section 3.1) and, to that extent (assuming payment in such different proportions) (i) Sellers shall not have any claims against Purchasers and Purchasers shall be released from the obligations regarding payment of the Purchase Price, with due regard to Section 3.3 and (ii) if payment of Purchase Price owed to a certain Seller is made to a different Seller, the former shall become creditor of the latter regarding the respective amount (and it shall be deemed that the latter received the payment on behalf of the former).

3.3. Receipt. The evidence of the wire transfer of the Purchase Price indicated in Section 3.2 shall serve as payment slip and receipt of settlement for all due purposes and effect of Law.

3.4. Taxes. Each Party shall bear its own Taxes to be incurred in connection with the consummation of the transactions of this Agreement. Any Taxes applicable to the remittance of the Purchase Price to the Sellers’ bank accounts (e.g. IOF) shall be borne exclusively by Purchasers.

4. Price Adjustment.

4.1. Price Adjustment. The Parties agree that the Purchase Price may be adjusted according to this Section 4 depending on the variation of the adjusted consolidated net equities (patrimônios líquidos ajustados) of the Companies considering, for such purpose, the variations between each of the Base Adjusted NAVs and the respective Closing Adjusted NAVs of the Companies (“Price Adjustment”).

4.2. Post-Closing Adjustment. Within forty five (45) Business Days counted as from the Closing Date, the Purchasers shall deliver to the Sellers the written and detailed consolidated financial statements as of the Closing Date of each of the Companies, including, without limitation, the respective Closing Adjusted NAVs using the same methodology as the one used to calculate the Base Adjusted NAV, as well as (i) a detailed explanation of the assumptions and other considerations adopted for purposes of calculation of such Closing Adjusted NAVs, and (ii) the calculation of the Price Adjustment, with due regard to Section 4.10 below (the “Closing Statements”). The Purchasers shall prepare the Closing Statements in accordance with the Accounting Principles and based on the unaudited consolidated balance sheets of the Companies as of Closing Date.

4.3. If the Sellers disagree with the Closing Statements, the Sellers shall notify Purchasers in writing of such disagreement within thirty (30) Business Days counted as of the date of the delivery of the Closing Statements. The notification shall describe in reasonable detail the adjustments which the Sellers understand should be made to the Closing Statements (the “Disagreement Notice”). Purchasers shall procure that all books and records relating to the Companies and access to Companies’ personnel are made available to the Sellers and their advisors.

4.4. For clarification purposes, (i) the Sellers shall have the right to deliver one (1) Disagreement Notice for purposes of Section 4, (ii) if no Disagreement Notice is delivered to Purchasers within the 30-Business Day term set forth in Section 4.3 above, Sellers shall be deemed to have accepted the Closing Statements and Price Adjustment as provided by Purchasers..

4.5. Within ten (10) Business Days counted as of the date of the receipt of the Disagreement Notice (“Resolution Period”), Purchasers and the Sellers agree to enter into good faith discussions in order resolve all issues provided in the Disagreement Notice. In the event the Parties are able to reach an agreement, the terms and conditions agreed upon shall be reflected in a bidding written agreement to be entered into by and among the Parties.

4.6. In the event the Parties fail to reach an agreement within the Resolution Period, Purchasers and Sellers shall jointly engage an Audit Company mutually chosen by the Parties for the purpose of reviewing those items and/or amounts as to which the Purchaser and the Sellers have disagreed, as well as to issue an expert opinion regarding the Price Adjustment (“Independent Expert”) (if the Parties are unable to mutually choose the Audit Company, the Independent Expert shall be Big Four. For the avoidance of doubt, the Independent Expert shall comply with the Accounting Principles and shall act as an expert and not as an arbitrator.

4.7. The Independent Expert shall only review and consider those items and/or amounts as to which the Sellers have disagreed on its Disagreement Notice. The Independent Expert shall have reasonable access to the documents, schedules and/or work papers used by Purchasers and the Companies in the drafting of the Closing Statements and by the Sellers in the drafting of the Disagreement Notice. Purchasers shall procure that all books and records relating to the Companies and access to Companies’ personnel are made available to the Independent Expert during normal office working hours. Purchasers and the Sellers shall both request that the Independent Expert use its reasonable best efforts to prepare such written report within forty-five (45) days counted as of the date of its engagement, and in any event as soon as is reasonably practicable, by means of which the Independent Expert shall resolve each of the disputed issues and/or amounts provided in the Disagreement Notice. The decision of the Independent Expert shall be final and binding upon the Parties, without recourse to arbitration pursuant to Section 13, except in the event of any fraud, manifest error or willful misconduct.

4.8. The Parties agree that the fees, expenses and costs incurred with the Independent Expert shall be borne equally by Purchasers and by Sellers, but if the Parties agree that the payment of such fees, expenses and costs are to be satisfied by the Company, the amount equivalent to fifty percent (50%) of all payments owed or to be owed by the Companies to the Independent Expert shall be reflected (and added as a liability) in the financial statements of the Companies that will be used for purposes of determining of the Closing Adjusted NAV.

4.9. The final Purchase Price which shall be deemed final and binding upon the Parties for the purpose of this Section 4 (the “Final Purchase Price”) shall reflect (i) the Closing Statements delivered by the Purchasers pursuant to Section 4.2 if no Disagreement Notice is delivered by the Sellers, or (ii) if such Disagreement Notice is timely delivered by the Sellers, (a) as agreed in the written agreement signed by the Parties pursuant to Sections 4.4 and 4.5 or (b) if the Parties are unable to resolve their disagreement, as provided in the Independent Expert's report delivered pursuant to Section 4.7.

4.10. For the avoidance of doubts, the Parties agree that (i) the Price Adjustment shall be determined, calculated and be applicable to each Purchase Price attributed to each of the Companies’ Shares independently and separately, hence, for instance, the Price Adjustment applicable to (i)(a) the Purchase Price paid in consideration for the transfer of shares of Acres del Sud shall take into consideration the variations between the Acres del Sud’s Base Adjusted NAV and respective Closing Adjusted NAV, and (i)(b) the Purchase Price paid in consideration for the transfer of shares of Ombu shall take into consideration the variations between the Ombu’s Base Adjusted NAV and respective Closing Adjusted NAV, and therefore there may be a situation where there might be a Price Adjustment favorable to certain Sellers in respect of the Purchase Price of the applicable Company’s Shares and a Price Adjustment favorable to Purchasers in respect of the Purchase Price of Company’s Shares of another Company (which may be compensated in case the relevant Purchaser and Seller are common as otherwise agreed among the Parties), and (ii) in the event the result of the Price Adjustment:

a. applicable to the Purchase Price of Company’s Shares of a certain Company is favorable to the relevant Sellers, Purchasers shall pay in cash an amount equal to the Price Adjustment to such Sellers, in the proportion of the Equity Ownership Percentage; and

b. applicable to the Purchase Price of Company’s Shares of a certain Company is favorable to Purchasers, the relevant Sellers shall pay in cash an amount equal to the Price Adjustment to the Purchasers, in the proportion of the Equity Ownership Percentage.

4.11. Price Adjustment Limitation. The Parties agree that the Price Adjustment to be paid to Purchasers or Sellers as per Section 4.10 shall be, in any case, limited to the maximum amount of one million and five hundred thousand United States Dollars (USD 1,500,000.00), taking in consideration, for this purpose, the aggregate net amount of the Price Adjustments identified for all the Companies’ Shares.

5. Conditions Precedent.

5.1. Parties' Conditions Precedent. The obligation of Purchasers and Sellers to consummate the Transaction is subject to the fulfilment, on or prior to the (i) Closing Date, if the Financing is obtained through Other Financing, or (ii) moment of Pricing (defined below), if the Financing is to obtained through a Follow-On (defined below), of each and every one of the following conditions (“Parties' Conditions Precedent”):

a. Applicable Laws / No Challenge. No Law shall have been enacted, promulgated or enforced by any Governmental Authority which prevents the completion of the Transaction, and no challenge by any Third Party and/or order by any court or other Governmental Authority shall exist that prevents the Transaction.

b. Financing. BrasilAgro shall have successfully concluded a financing plan through a subsequent public offering of its shares (“Follow-On”) or otherwise (“Other Financing Structure”) in accordance with the terms and conditions previously approved by its Board of Directors (“Financing”). For the purpose of this Section 5.1b, the Financing shall be considered successfully concluded if through (i) a Follow-On, when the pricing of it is achieved (pricing shall occur on the date immediately before the Closing Date or on the Closing Date, but before Closing occurs (“Pricing”), or (ii) Other Financing Structure, when the financial settlement of it shall have occurred.

c. Approval by Brasilagro’s Shareholders’ Meeting. The shareholders of Brasilagro shall have approved the terms and conditions of the Transaction set forth herein through a shareholders meeting of Brasilagro.

5.2. Sellers’ Conditions Precedent. The obligation of the Purchasers to consummate the Transaction is subject to the fulfilment, on or prior to the (i) Closing Date, if the Financing is obtained through Other Financing, or (ii) moment of Pricing, if the Financing is to obtained through a Follow-On, of each and every one of the following conditions (“Sellers’ Conditions Precedent”):

a. Representations and Warranties. (i) The Fundamental Representations and Warranties of the Sellers shall be true, current, complete and correct in all respects on the Closing Date as if made on such date, and (ii) the Operational Representations and Warranties of Sellers shall be true, current, complete and correct in all material aspects on the Closing Date as if made on such date, except with respect to representations and warranties relating to a certain date, which shall be true, current, complete and correct on that date.

b. Fulfilment of Obligations. The obligations of the Companies and the Sellers provided for in this Agreement that shall be fulfilled until and including the Closing Date shall have been fulfilled in all material respects until and including the Closing Date.

c. Las Londras Insurance. The appropriate insurance policy for Las Londras Insurance shall have been retained and issued (and initial premiums and costs associated therewith shall have been paid by Cresud) in form and content satisfactory to Purchasers before the Financing is successfully concluded; if such policy is not obtained for any reason, the Parties shall discuss in good faith the granting of an equivalent guarantee which is satisfactory to Cresud and Purchasers before the Financing is successfully concluded. A pro-forma sample of the policy is attached as Schedule 5.2c, the Sellers hereby represents and warrants that the policy issued will be subject to and in accordance with Argentine Law and in case of inconsistencies of such proforma sample and the terms hereof applicable to such insurance, the content of the provisions of this Agreement shall prevail.

d. Exchange Rate. The Exchange Rate of Real to US Dollars for the second (2nd) Business Day prior to the Pricing (in a Follow-On scenario) or the Closing Date (in an Other Financing Structure scenario), as the case may be, shall not be higher than R$6.50:US$1.00.

e. Corporate Books. The Sellers shall have updated the corporate books of both the Companies and Sellers so as all the Companies’ and the Sellers’ corporate books are true, exact and complete on the day prior to the Closing Date.

5.3. Waiver of Sellers's Conditions Precedent. Purchasers may, at its sole discretion and to the extent permitted by applicable Law, waive in writing, in whole or in part, the satisfaction of any Sellers' Conditions Precedent.

5.4. Purchasers’ Conditions Precedent. The obligation of the Sellers to consummate the Transaction is subject to the fulfilment, on or prior to the (i) Closing Date, if the Financing is obtained through Other Financing, or (ii) moment of Pricing, if the Financing is to obtained through a Follow-On, of each and every one of the following conditions (“Purchasers’ Conditions Precedent” and, together with the Parties’ Conditions Precedent and the Sellers’ Conditions Precedent, the “Conditions Precedent”):

a. Representations and Warranties. The Representations and Warranties of the Purchasers shall be true, current, complete and correct in all aspects on the Closing Date as if made on such date.

b. Fulfilment of Obligations. The obligations of the Purchasers provided for in this Agreement that shall be fulfilled until and including the Closing Date shall have been fulfilled in all material respects until and including the Closing Date.

c. Exchange Rate. The Exchange Rate of Real to US Dollars for the second (2nd) Business Day prior to the Pricing (in a Follow-On scenario) or the Closing Date (in an Other Financing Structure scenario) as the case may be, shall not be lower than R$4.50:US$1.00.

5.5. Waiver of Purchasers’ Conditions Precedent. The Sellers may, at their sole discretion and to the extent permitted by applicable Law, waive in writing, in whole or in part, the satisfaction of any Purchasers’ Conditions Precedent.

5.6. Obligations with respect to the Conditions Precedent. The Parties agree that they shall endeavor their best efforts to practice or cause the practice of any and all acts and take or cause to be taken any and all measures necessary towards the fulfillment of the respective Conditions Precedent for which they are respectively responsible under this Agreement, as the case may be.

5.7. Due Diligence. The Parties acknowledge and agree that (i) Purchasers have conducted a legal, technical and financial due diligence of the Companies and their assets (including the Real Estate Properties), including with third party legal advisors retained by Purchasers, which first preliminary report was delivered on December 8, 2020, and (ii) such due diligence will continue until the Closing Date with respect to pending and or folow-up items and to that extent Sellers shall cause the Companies to provide access to the information and documents reasonably requested by Purchasers (“Due Diligence”), and (iii) such Due Diligence will not affect, impair and/or preclude any and all rights of Purchasers under this Agreement, including the indemnification rights..

6. Companies Ordinary Course of Business and Conduct of Business.

6.1. Conduct of Business. Except for any other commitment entered into by the Parties in this Agreement, the Sellers undertake, within the period comprised between the date hereof and the Closing Date, to conduct the businesses and activities of the Companies in the ordinary course of business and usual course consistent with their past practices.

6.2. Interim Covenants. In addition to the above, as from the date of the execution of this Agreement up to the Closing Date, (i) the Sellers shall not, except by means of prior written approval by the Purchasers (which cannot be unreasonably withheld) and except as required pursuant to existing agreements, except as required by law and/or relevant authorities, except to conduct businesses and activities of the Companies in the ordinary course of business and usual course consistent with their past practices, (a) propose or adopt any change in the Companies’ organizational or governing documents; nor make any changes to their articles of associations or bylaws, (b) approve or make any amendment in the Companies’ corporate structure, including merger, amalgamation, acquisition, spin-off or any other corporate reorganization or transaction, (c) sell and/or approve the issuance of any shares representative of the capital stock of the Companies, convertible or exchangeable securities thereof, options or any other rights of acquisition of shares representative of the capital stock of the Companies, (d) create Liens over the shares of the Companies, and (e) approve the declaration, set aside or payment of any dividend, interest, or other distribution (whether in cash, stock or property or any combination thereof) (except to the extent captured by the Price Adjustment), and (ii) the Companies shall not perform any of the following acts, except by means of prior written approval by the Purchasers (which cannot be unreasonably withheld) and except as required pursuant to existing agreements, except as required by law and/or relevant authorities, except to conduct businesses and activities of the Companies in the ordinary course of business and usual course consistent with their past practices:

a. propose or adopt any change in the Companies’ organizational or governing documents; nor propose or make any amendments in their articles of association or bylaws;

b. make any amendment in their corporate structure, including, merger, amalgamation, acquisition, spin-off or any other corporate reorganization or transaction;

c. issue or sell any shares representative of their capital stock, convertible or exchangeable securities thereof, options or any other rights of acquisition of shares or quotas representative of their capital stock;

d. engage or incur debts, which the amount, in the aggregate exceeds fifty thousand United States Dollars (USD 50,000.00) except for working capital, making payments owed by the Companies to third parties any refinancing of any existing loan or debts or replacement of any existing loan or debts with a new loan with more favorable conditions with or without collaterals -including but not limited to mortgage- up to an aggregate amount of two million five hundred thousand United States Dollars (USD 2.500.000);

e. create Liens over their shares or shares of their subsidiaries;

f. acquire, sell or encumber goods of their permanent asset in which the individual or the aggregate amount, in the period of one (1) year (in case set of goods for the same purposes) exceeds fifty thousand United States Dollars (USD 50,000.00), except for the sale of equipment (machinery) with amount above the respective book value;

g. enter into any agreement with any Affiliate or Related Party of the Companies and/or of the Sellers;

h. sell or otherwise dispose of assets exceeding fifty thousand United States Dollars (USD 50,000.00), including by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or sell or otherwise dispose of securities;

i. make loans, advances or capital contributions to, acquisitions or licenses of, or investments in, any other Person, except as required by existing contracts;

j. authorize any capital expenditures in excess of twenty thousand United States Dollars (USD 20,000.00) per project or fifty thousand United States Dollars (USD 50,000.00) in the aggregate per related series of projects, other than expenditures necessary to maintain existing assets in good repair and expenditures contemplated by any of their financial statements or carried over from the 2020 budget and approved development plans, as delivered to the other Party prior to the date hereof;

k. split, combine or reclassify any securities (valores mobiliários) or amend the terms of any securities; declare, set aside or pay any dividend, interest, or other distribution (whether in cash, stock or property or any combination thereof);

l. adopt, amend any benefit plan, or enter into, amend any collective bargaining agreement or any employment agreement with any employee, except for entry into employment agreements consistent with past practice with persons who are not executive officers or directors to the extent necessary to replace a departing employee or fill an existing vacancy;

m. take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under a benefit plan;

n. except as required pursuant to the existing written agreements or benefit plan, employment agreement or collective bargaining agreement in effect on the date hereof, increase in any manner the compensation or fringe benefits of employees by an amount in excess of fifty thousand United States Dollars (USD 50,000.00) in the aggregate;

o. settle or compromise any Claim, or release, dismiss or otherwise dispose of any Claim, other than settlements or compromises of Claims that do not exceed fifty thousand United States Dollars (USD 50,000.00) in the aggregate and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations;

p. except to the extent required by Law, make or change any material Tax election, or settle or compromise any material Tax liability in excess of fifty thousand United States Dollars (USD 50,000.00), file any amended Tax return with respect to any Tax or surrender any right to claim a Tax refund;

q. except to the extent required by Law, make any change in financial accounting methods or method of Tax accounting, principles or practices affecting the reported consolidated assets, liabilities or results of operations;

r. take any action or fail to take any action which, as a result, prevents, materially delays or materially impedes the ability to complete the Transaction; or

s. authorize, agree or commit to do any of the foregoing.

6.3. Settlement of Intercompany Credits/Debts. The Parties, the Companies and Cresud hereby agree that any and all of the intercompany loans and/or payment obligations set forth in Schedule 8.2.15 (including obligations and/or debts owed to Sellers and/or Cresud) may be settled at any time by the Companies after the Closing Date - at the discretion of the relevant Companies -, and to that extent no such payment or settlement will be subject to any fines, charges and/or penalties (including acceleration penalties and/or charges).

6.4. Intercompany Agreements. The Parties, the Companies and Cresud hereby acknowledge and agree that (i) the Companies are parties to certain commercial agreements with Cresud and/or Related Parties of Cresud and that any such agreement may be terminated at any time by the Companies after the Closing Date - at the discretion of the relevant Companies -, and to that extent no such termination will be subject to any fines, charges and/or penalties (including acceleration penalties and/or charges), and (ii) as part of the commercial agreements referred to in item "i" above, there is an agreement that provides for general back-office services and/or supply (including with respect to supply of systems, rendering of services such as legal, accounting and/or of commercial nature), and to that extent the Parties, the Companies and Cresud agree to discuss in good faith, in the period between the Closing Date and 90 (ninety) days thereafter -, the continuity of any such services (including in the context of any transition envisioned by Purchasers), which content and form shall be satisfactory to the Parties.

7. Closing.

7.1. Closing Date. The Closing shall occur up to the first (1st) Business Day after the fulfilment or waiver, as the case may be, of the last pending Condition Precedent, and specifically if Financing is obtained through a Follow-On, (i) on the Business Day following the date of Pricing, if Pricing occurs between 4:00pm and 12:00am of a certain day, or (ii) on the date that Pricing occurs, if Pricing occurs between 12:00am and 4:00pm of a certain Business Day (any of the above, as the case may be, the “Closing Date”). The Closing of the Transaction shall take place at the offices of C. R. & F Rojas Abogados located at Santa Cruz, Bolivia, at Av. San Martin 155, Edif. Ambassador Business Center.

7.2. Actions on Closing. The Parties shall perform the following acts on the Closing Date:

a. Sellers Certificate Regarding Fundamental Representations. Each of the Sellers shall confirm in writing that all the Fundamental Representations and Warranties of the Sellers remain true, exact and complete in all respects as of the Closing Date;

b. Purchasers Certificate Regarding Purchasers Representations. Each of the Purchasers shall confirm in writing that all the representations and warranties of the Purchasers remain true, exact and complete in all respects as of the Closing Date;

c. Sellers Certificate Regarding Operational Representations. Each of Sellers shall confirm in writing that all Operational Representations and Warranties of the Sellers remain true, exact and complete in all material respects as of the Closing Date;

d. Transfer of Companies’ Shares. The Parties shall register the transfer of the Companies’ Shares in the corporate books of the Companies;

e. Payment of the Purchase Price. Purchasers shall pay the Purchase Price to the Sellers as set forth in Section 3 above;

f. Shareholders’ General Meetings of the Companies. Sellers shall have approved in Shareholders’ General Meetings of the Companies essentially in the form of Schedule 7.2f, called for the Closing Date to approve (a) the replacement of the director with the appointment of new individuals (indicated by Purchasers) to fill such offices, and (b) reform and consolidation of the Bylaws of the Companies; and

g. Corporate Books. The Companies shall deliver to Purchasers the updated corporate books of both the Companies and Sellers, including all applicable registries regarding the implementation of the Transaction.

7.3. Necessary Closing Acts. The Parties hereby undertake to sign and deliver all instruments and documents, as well as to make all the annotations, filings and records that may be necessary to give full effect to the Closing, as provided in this Agreement.

7.4. Acts Simultaneous to the Closing. All Closing procedures, as well as all documents signed on the Closing Date, shall be deemed, for all purposes, to be performed and signed simultaneously, so that no act or transaction constituting the Closing shall be deemed to have occurred if and until that all other acts and operations constituting the Closing have been properly performed or performed in accordance with the provisions of this Agreement.

7.5. Participation in Follow-On. The Parties agree and acknowledge that the Purchase Price paid to Sellers on Closing Date as per Section 3 and Schedule 7.2e may be used by Sellers and/or Affiliates to participate in the Follow-On.

8. Representations and Warranties of Seller.

8.1. Fundamental Representations and Warranties of the Sellers. The Sellers and the Companies represent and warrant that the following statements are accurate, complete and true as of this date and shall remain accurate, complete and true as of the Closing Date (“Fundamental Representations and Warranties of the Sellers”):

8.1.1. Power, Authority, Ownership and Consents. The Sellers and the Companies represent that:

a. Sellers have full legal right, power, authority and approval required to enter into this Agreement and all other documents to be executed under this Agreement, and to fully perform their respective obligations arising hereunder and thereunder;

b. Sellers have full ownership and possession of the respective Companies’ Shares, as applicable, which are free and clear from any Liens;

c. there is no actual or threatened litigation that could prevent or delay the execution of this Agreement and/or of the other documents to be executed under this Agreement and/or the completion of the transactions contemplated hereunder or thereunder; and

d. no filing, registration, approval, consent or authorization from any Third Party, including any Governmental Authority, is required to be prior obtained by Sellers or the Companies to execute for the execution of this Agreement, completion of the Transaction, performance and compliance with the covenants and obligations assumed herein by the Sellers and the Companies.

8.1.2. Validity and Enforceability. This Agreement and all other documents to be executed under this Agreement constitute legal, valid and binding obligations of the Sellers and the Companies, enforceable against each of them according to their terms and conditions.

8.1.3. No Violations. The execution, performance and compliance with this Agreement and all other documents to be executed under this Agreement by the Sellers and the Companies do not violate any Law or order from any Governmental Authority that applies to any of the Sellers and the Companies or any agreements to which any of the Sellers and the Companies are bound which may affect the ability of the Sellers and the Companies to execute, perform and comply with this Agreement and all other documents to be executed under this Agreement.

8.1.4. Solvency. The Sellers and the Companies are solvent under the applicable Law and are able to pay their debts as they became due. There is no litigation in relation to any undertaking or agreement with creditors or any winding up, bankruptcy, judicial or extrajudicial recovery or other insolvency proceedings concerning or threatened against the Sellers and the Companies and no events have taken place which, under applicable Law, would justify such proceedings.

8.1.5. Brokerage. No broker, finder or similar agent has been employed by or on behalf of any of the Sellers and the Companies in connection with this Agreement or the transactions contemplated hereby. This representation and warrant does not comprise lawyers and financial advisors hired by Sellers or the Companies to assist them in the implementation of the transactions comprised by this Agreement (provided that the costs and expenses relating to such lawyers and financial advisors shall be borne and paid exclusively by the applicable Party).

8.1.6. Organization and Authority. The Sellers and the Companies (i) are validly organized and duly existing under the applicable Laws, including relating to the registries with the applicable Governmental Authorities, (ii) have the necessary power and authority to enter into this Agreement as an intervening and consenting party and to perform and comply with the covenants and obligations assumed herein and (iii) have the necessary power and authority to conduct their respective businesses as currently conducted and to own, operate and lease their respective properties and assets, as applicable.

8.1.7. Capital Stock. The entire capital stock of the Companies set forth in Schedule 8.1.7 is correct. All shares representative of the capital stock of the Companies were duly issued, subscribed and paid-in and are free and clear of any Liens and/or other defects. There are no outstanding or authorized options, warrants, purchased rights, subscriptions rights, conversion rights, exchange rights or other commitments that could require the Companies to cause any Party of this Agreement to issue or sell any of its own capital stock. The Sellers did not enter into any agreement (except for this Agreement) or committed to dispose or to have the right to dispose of any of the Companies’ Shares in relation to any Third Party.

8.1.8. Subsidiaries and Branches. None of the Companies holds or has agreed to acquire any interest in any additional Person or has any branch, agency, office or representative office.

8.1.9. Capital Gain Taxes. There are no capital gain taxes to be assessed, borne and/or paid as a result of the transfer and sale of the Companies’ Shares.

8.2. Operational Representations and Warranties. Each of the Companies and Sellers regarding all Companies represent and warrant that the following statements are accurate, complete and true as of this date and shall remain accurate, complete and true as of the Closing Date (“Operational Representations and Warranties of the Sellers”):

8.2.1. Financial Statements and Books. The corporate, accounting, labor, tax, and other legally required books and records of all Companies are true, complete and accurate, according to and in full compliance with the applicable Laws. Schedule 8.2.1 contains the true and complete (i) audited and combined financial statements of, the all Companies for their last three (3) fiscal years (collectively, the “Companies’ Financial Statements”). The Companies’ Financial Statements: (i) were prepared in accordance with the accounting books and other financial records of Companies; (ii) accurately present the financial standing of Companies, of the dates thereof and their results of operations for the period then ended; and (iii) have been prepared in accordance with the Accounting Principles and good accounting and business practices applied in a consistent manner throughout the periods indicated. The Companies do not have any obligation or liability (whether accumulated, contingent, outstanding, overdue or which shall become overdue) which has not been considered, and, whenever necessary or required, reflected or accrued in the Companies’ Financial Statements. The Companies do not have any off-balance sheet loans or transactions.

8.2.2. Dividends. There are no dividends, payment of interest on shareholders’ equity (juros sobre capital próprio) or any other remuneration due by any of the Companies to its shareholders, and there are no payments or distributions in cash or in kind pending or to be made to its shareholders.

8.2.3. Rural Partnership Agreements. Schedule 8.2.3 contains a complete list of all rural partnership agreements entered into by Companies with the respective landowners, as well as details concerning the relevant rural areas and additional material information about such agreements, which are true, accurate and complete, up to this date, and no other agreement rural partnership agreement was entered into or is under negotiation process with the Companies.

8.2.4. Real Estate Property. True and accurate details of all Real Estate Properties, including, their premises, buildings, land or other property rights owned, leased, occupied or otherwise used by the Companies are set out in Schedule 8.2.4. Additionally:

a. the Real Estate Properties are free and clear of any Liens and there are no Claims, existing or potential, which may prevent or impact the use and disposal of the Real Estate Properties. None of the Companies has received any challenges, penalties or requirements of any Governmental Authorities and the Real Estate Properties are free of due and unpaid Taxes, condominium or associative fees and other fares;

b. the acquisition of the Real Estate Properties has been duly finalized and there are no pending payments or compensations to be paid to any of the relevant previous owners;

c. with the exceptions detailed herein, the Companies have valid, binding and enforceable titles to the Real Estate Properties;

d. the Real Estate Properties are in compliance with all applicable Laws in all respects and there is no condition and/or event that may constitute a violation able to create any Lien, suspension of activities or Losses as per the applicable Laws;

e. with the exceptions detailed herein, there are no leases, subleases, licenses or other agreements granted to a Person other than the Companies any right to the possession, use, occupancy or enjoyment of any Real Estate Property, or any portion thereof, being the Real Estate Properties in appropriate conditions for the conduction of the Companies’ businesses;

f. the amount of rent set forth in each lease agreement of the leased Real Estate Properties is the actual rent being paid under the terms and conditions of the applicable lease agreements currently in force and there are no separate agreements with respect to the same;

g. there are no urban, environmental, sanitary, road or security restrictions on the Real Estate Properties;

h. the Real Estate Properties have adequate rights of access to public ways duly formalized with the Governmental Authorities and free from any obstacles;

i. there have been no occurrences related or that impacted the use of any of the Real Estate Properties in the last twelve (12) months, including, without limitation, material incident relating to fire, pest infestation, diseases, storms or other damages; and

j. with the exceptions detailed herein, no Third Party has the right to operate the lands comprised by the Real Estate Properties nor any rights related to them.

8.2.5. Litigation. Except as disclosed in Schedule 8.2.5 (collectively, the “Companies’ Existing Claims”), the Companies are neither plaintiffs nor defendants in any Claim, which he/she has received services of process, of a civil, labor, tax, commercial, regulatory, environmental, criminal, or any other nature and there are no Claims or threatened Claims (a) that may question or prevent, change, limit or significantly postpone the Transaction and the obligations set forth in this Agreement; (b) that may question or challenge the validity of this Agreement or any other act practiced or to be practiced by any of the Companies, pursuant to the terms of this Agreement; (c) aiming at revoking, invalidating, cancelling, suspending, restricting and/or limiting any licenses for the conduction of the corporate purposes as currently conducted; (d) of corporate and collective nature, including popular and public civil actions; (e) which may affect or jeopardize the ownership, possession or exploitation of the Real Estate Properties or rights related to them, including, but not limited to, expropriation, adverse possession, possession or claims of ownership (usucapião), claims of indigenous communities, procedures to demarcate lands or intervention of any Governmental Authority in the Real Estate Property. The Companies have complied with all orders of any Governmental Authority in connection with the Companies’ Existing Claims.

8.2.6. Employees, Salaries and Fringe Benefits. All personnel considered under applicable Law as employees of Companies were hired under and in compliance with applicable labor Laws and are duly registered in the appropriate books and records of Companies in accordance with applicable Laws. Furthermore:

a. Companies comply with all its obligations under applicable labor, employment and social security Laws and the respective employment contracts. Salaries and other amounts payable to employees and trainees of Companies have been duly paid. Salaries and other amounts payable to officers, directors and other managers of Companies have been duly paid and no promise to raise such salaries or benefits were made by Companies;

b. Companies offer the fringe benefits listed in Schedule 8.2.6.b to its employees, trainees, officers, directors and other managers. The Companies do not offer fringe benefits to service providers. The Companies have not implemented any private pension plans, stock option/purchase plans or other instruments/plans of a similar nature, inclusively for the top managers and executives of the Companies. Schedule 8.2.6.b lists the current remuneration and bonus/profit sharing paid by the Companies to its officer, directors and other managers, as well as the bonus/profit sharing policy(ies) applicable to them;

c. The Companies (i) were not and are not party to any collective labor agreement with any union, confederation or association, and (ii) the Companies and the Sellers have not received notice of any disputes of a collective nature, there have been no collective disputes, strikes or stoppages of the employees of the Companies over the past three (3) years, and neither the Companies are aware of any threatened collective disputes, strikes or stoppages;

d. This Agreement and the Transaction do not entitle and will not entitle any employee, officer, director, manager, trainee or services provider of the Companies to any bonus, additional payment or termination benefit, including, without limitation, “golden parachutes” and similar arrangements, and does not trigger any payment, acquisition of rights or increase in the amount of any payment relating to any remuneration due by the Companies to any of them; and

e. the Companies have taken all measures required to ensure that all of their suppliers or service providers have never: (i) engaged in any unfair labor practice, including discrimination, slavery or analogous to slavery work, child labor, unhealthy or unsafe labor environment, moral harassment or reduction in employees' compensation, salaries or benefits; or (ii) outsourced any of the activities related to its core business and has no relationship of subordination with any outsourced employee or service provider nor with any of the employees, personnel or staff of its service provider.

8.2.7. Tax and Social Security Aspects.

a. Compliance with Tax Obligations. The Companies have: (i) paid or properly provisioned in the Companies’ Financial Statements all the Taxes levied in connection with its activities; (ii) fulfilled all its Tax and social security obligations; and (iii) timely submitted all statements, reports, declarations of information in relation to the determination, assessment or charge of Taxes according to applicable Law;

b. Tax Incentives. The Companies are not a party to any Tax incentive, special regime or recovering programs, Tax amnesty or similar program, including any instalment payment programs for Taxes due; and

c. Tax Registries and Books. The Companies maintain all registries and books relating to Tax in accordance with applicable Law.

8.2.8. Environmental Aspects.

a. Except for the Companies’ Existing Claims, the Companies are in compliance with the applicable environmental Laws for the conduction of their activities in the ordinary course of business and as they are currently conducted. Except for the Companies’ Existing Claims, no Claim has been received, no complaint has been filed, no penalty has been assessed or is pending by any Governmental Authority or other Person with respect to any matters relating to the Companies relating to or arising out of any environmental Law;

b. All hazardous materials (as defined in the applicable Laws) generated by the Companies have been transported, stored, treated or disposed of by carriers or treatment, storage and disposal facilities authorized or permitted in material aspects under all applicable environmental Laws and environmental Permits. There is no material contamination caused by the Companies in the Real Estate Properties or other properties previously occupied by them, including, but not limited to, soil or ground waters contamination, air emissions or water contamination or discharge exceeding the legally permitted amounts;

c. Schedule 8.2.8 contains a list of the material environmental Permits required for the Companies to conduct their businesses as they are currently being conducted and all such environmental Permits are in reasonable good standing or, if applicable, a renewal application has been timely filed and is pending approval. the Companies are in compliance with all material terms and conditions of all such environmental Permits and are not required to make any material expenditure in order to obtain or renew any environmental Permits;

d. Companies have not received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit related to a possible breach of any environmental Law or lack or irregularity of any environmental Permits;

e. Companies have not received any written notice that either (i) an environmental Governmental Authority is intending to revoke, suspend, vary or limit any environmental Permits or (ii) any amendment to any environmental Permit is required to enable the continued operation of the business of the Companies; and

f. There has been no condition or event related to any property that was occupied by any of the Companies and which was sold, transferred or disposed, as well as regarding any terminated leases, which may cause any liability or environmental loss to the Companies.

8.2.9. Material Contracts.

a. Schedule 8.2.9 contains a complete list of all material contracts of the Companies currently in force to which any of the Companies is a party, or by or to which any of the Companies, or their assets or businesses are bound or subject to, which can be considered in one of the following categories (“Companies’ Material Contracts”):

(i) contracts and other agreements with any Related Parties;

(ii) contracts and other agreements, with any labor union or association representing any employee;

(iii) any indebtedness for borrowed money in excess of fifty thousand United States Dollars (USD 50,000.00);

(iv) any commercial, sale or supply agreement in excess of fifty thousand United States Dollars (USD 50,000.00);

(v) any rural partnership agreement involving annual amounts in excess of fifty thousand United States Dollars (USD 50,000.00);

(vi) contracts and other agreements for the sale of any of their assets or properties or for the grant to any Person of any preferential rights to purchase any of their assets or properties, in each case in an amount exceeding fifty thousand United States Dollars (USD 50,000.00) per company;

(vii) any lease agreements, easements, surface right agreements or any similar agreements whereby the Companies are granted or grant the right to use and/or explore any rural or urban properties, including the Real Estate Properties, or any other asset;

(viii) any contract to sell electric power or capacity, in excess of fifty thousand United States Dollars (USD 50,000.00);

(ix) any contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), in excess of fifty thousand United States Dollars (USD 50,000.00);

(x) any agreement in which any of the Companies has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognized association in relation to which the Companies have no liability or obligation except for the payment of annual subscription or membership fees);

(xi) contracts and other agreements containing covenants of Companies or any officer or employee of either of them pertaining to the right to compete or not compete in any business or similarly restricting its ability to conduct business with any Person or in any geographical area or covenants of any other Person not to compete with the Companies in any business or restricting their ability to conduct business in any geographical area;

(xii) contracts or other agreements containing exclusivity obligations or restrictions binding upon any of the Companies, or which may result in any similar obligation of the Companies or any of its Affiliates after the Closing Date;

(xiii) contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

(xiv) contracts and other agreements relating to the acquisition by Companies of any operating business or the corporate capital of any other Person;

(xv) any agreement which imposes any restriction on the conduct of the business of Companies;

(xvi) any agreement which has or may have a material adverse effect on the business of the Companies;

(xvii) any agreement which object the acquisition or sale is, distribution, agency or similar obligation involving the acquisition or sale of materials, supplies, goods, services, equipment or other assets exceeding fifty thousand United States Dollars (USD 50,000.00) in a period no longer than twelve (12) months;

(xviii) any other contract and other agreement made outside the ordinary course of business relating to the Companies and involving an amount in excess of twenty thousand United States Dollars (USD 20,000.00); and

(xix) agreements entered into with any Governmental Authority.

b. Each Material Contract: (i) is valid, legally binding and enforceable, (ii) was entered into in the ordinary course of business on commercially reasonable terms and will be in full force on the Closing Date, and (iii) may not be terminated as a result of the Transaction;

c. None of the Companies is in default under any of the Companies’ Material Contracts to which such company is a party nor waived any of its rights set forth in the Companies’ Material Contracts, and, none of the other parties to such Companies’ Material Contracts is in default under any Companies’ Material Contracts;

d. the Companies have not received any written notice requesting a termination, penalty, breach, claim or default under any Companies’ Material Contracts; and

e. All Companies’ Material Contracts were entered into and are being performed in a timely manner and in accordance with applicable Law.

8.2.10. Insurance. Companies maintain coverage through insurance policies (including coverage for assets, properties, general liability and vehicles). Schedule 8.2.10 lists all insurance policies contracted or held by, or on behalf of the Companies, on their assets, operations and/or personnel. All corresponding premiums have been duly paid. Each insurance policy is in full force and effect, or, no written notice of termination, within at least five (5) Business Days prior to the date hereof, was received by the Companies with respect to any such policy which was not replaced on similar terms prior to the effective date of such cancellation. There are no pending, or threatened, claims under any insurance policy in existence prior to the Closing Date.

8.2.11. Intellectual Property Rights. There are no Intellectual Property or Intellectual Property Rights owned, held, used, licensed or sublicensed by the Companies or related to the businesses of the Companies and this does not prevent, impair or in any way undermine the Companies capacity to sufficiently conduct their business consistent with past practice and in the ordinary course, without interruption, delay or extra costs or charges and free and clear of any Liens other than those already disclosed in this Agreement. There is no Claim pending or, to the knowledge of the Companies threatened, against the use or that seeks to cancel, limit or challenge the ownership of the Companies any previously owned, held, used, licensed or sublicensed Intellectual Property Right. All registries, maintenances and renewal fees currently due in connection with the Intellectual Property Rights, if any, were made and/or paid, and all documents, registries and certifications necessary related to such Intellectual Property Rights were filed with the relevant patents, copyrights, trademarks or other authorities for the purposes of maintaining such Intellectual Property Rights. The Companies are not in breach of any agreement or license for Intellectual Property Rights. None of the Companies (i) is infringing any Intellectual Property of any other Person; or (ii) has received notice that is infringing any Intellectual Property of any other Person. No Claim, action or proceeding on this regard is pending or has been made to such effect that has not been resolved or is not being discussed in the proper instance. None of the Companies’ employees, managers, agents or contracted parties owns, directly or indirectly, partially or totally, any right related to any Intellectual Property Rights of the Companies.

8.2.12. Licenses. The Companies hold all Permits necessary for the conduction of their businesses as they are currently conducted, including in relation to the Real Estate Properties, and such Permits are in full force and effect. Each of the Companies timely filed the requirements for the renewal of the Permits necessary for the conduction of their businesses. No Permit expired or was cancelled or withdrawn within at least five (5) Business Days prior to the date hereof. The Companies are not in violation of the terms and conditions of any such Permits. None of the Companies is involved in any Claim arising out of or related to the invalidity, absence, insufficiency, or necessity to obtain any Permit issued by any Governmental Authority. The Closing of the Transaction and/or the implementation of any of the transactions set forth in this Agreement shall not result in breach or eventual revocation, invalidation, annulment, suspension, restriction and/or limitation of any Permit currently held by the Companies.

8.2.13. Transaction Advisors. There is no investment banker, broker, finder or other intermediary acting on behalf of the Companies or any of their respective Affiliates who might be entitled to any broker’s or finders’ fee or any other similar compensation in connection with the Transaction payable by the Companies.

8.2.14. Assets. The Companies are the owners and/or holders pursuant to fair title of all assets that are used or employed in the businesses of the Companies. Such assets are sufficient and appropriate to enable the Companies to conduct their operations in the manner currently conducted. All assets owned or used by the Companies have been maintained in accordance with the ordinary and usual practices of the Companies, in line with market practices for the respective type of assets, and are in usable condition for the operation of the businesses of the Companies, ordinary wear and tear excepted. All leased machinery and equipment may be used by the Companies after the completion of the Transaction, without any penalty, impairment, termination or necessity of notification. All assets owned by the Companies are free and clear of any Liens, including the following:

a. receivables and payables in respect of the Companies;

b. furniture, telephones, machinery and equipment of the Companies;

c. computers, Software, corporate information systems and their respective licenses and websites of the Companies;

d. agreements relating to and/or necessary for the operation of the Companies and their facilities; and

e. authorizations, registrations and licenses relating to the Companies issued by any Governmental Authority.

8.2.15. Transactions with Related Parties. Except as set forth in Schedule 8.2.15, there are no pending agreements and/or transactions, including, but not limited to loans, financings, guarantees, contracts, arrangements, indebtedness or understandings among the Companies and its officers, managers and/or direct or indirect shareholders, on one side, and any other Related Parties of Sellers on the other side (“Companies’ Related Party Transactions”). There are no Claims or Litigation (actual or threatened) under past Companies’ Related Party Transactions.

8.2.16. Guarantees or Collateral. Companies have not granted, for the benefit of any Person other than the Companies, any collateral (including fiança, caução, penhor and alienação fiduciária) or other forms of guarantee or sureties that are currently in force. No collaterals (including fiança, caução, penhor and alienação fiduciária) or other forms of guarantees or sureties have been granted by any Third Parties or the Companies to secure obligations of the Companies. No such collaterals, guarantees or sureties were enforced or foreclosed. There are no grounds for the enforcement or foreclosure of any such collaterals, guarantees of sureties. The execution, performance and compliance with this Agreement and the other documents to be executed under this Agreement by the Companies will not result, according to the terms of the collaterals, guarantees and sureties referred herein, in the enforcement or foreclosure of any such collaterals, guarantees or sureties, nor will it result in an obligation for the Companies to comply with any such collaterals, guarantees or sureties under more onerous or less favorable conditions. There is no pending Litigation or, to the knowledge of the Companies, threatened Litigation involving any collateral, guarantee or surety mentioned herein. No collateral, guarantee or surety mentioned herein restricts the ability of the Companies to carry on their businesses (inclusive as they are currently being conducted).

8.2.17. Information Technology. Schedule 8.2.17 contains a true, complete and accurate list of all owned and leased hardware, software, networks and shared systems and equipment (databases, routers and switchers) which are used by the Companies, which is: (i) sufficient to conduct the businesses of the Companies as from the Closing Date, consistent with past practice, in the ordinary course of business, and in compliance with all applicable Law, without interruption, delay or extra costs or charges; and (ii) free and clear of any Liens. No other hardware, software, networks and shared systems and equipment (databases, routers and switchers) are used by the Companies.

8.2.18. Powers of Attorney. Except for the powers of attorney ad judicia currently in force, Companies do not have any outstanding powers of attorney other than the ones listed in Schedule 8.2.18.

8.2.19. Bank Accounts. Schedule 8.2.19 lists the bank accounts currently maintained by the Companies and all Persons currently authorized to access said accounts.

8.2.20. Accounts Receivable and Payable. All of the accounts of the Companies receivable for the respective dates were duly accounted for in the Companies’ Financial Statements. All of the accounts receivable in the Companies’ Financial Statements: (i) are valid, existing and collectable; (ii) represent monies due for goods sold and delivered or services rendered; and (iii) are subject to no Liens. The Companies have not materially changed, modified or altered payment terms and conditions of individual customers and individual suppliers compared to such terms and conditions applied and practiced by the Companies during the last twelve (12) months.

8.2.21. Inventory. All Inventories are of good, usable and merchantable quality in all material respects, and, do not include obsolete or discontinued items. (i) All inventories meet the quality control standards of the Companies and any applicable Governmental Authority, (ii) all inventories are recorded on the books and records of the Companies at the lower of cost or market value and (iii) no write-down in inventory has been made or should have been made pursuant to the Accounting Principles during the past two (2) years.

8.2.22. Absence of Undisclosed Liabilities. None of Companies has not any liabilities that have not been properly reflected in the Companies’ Financial Statements, except for liabilities that (i) were incurred after the Companies’ Financial Statements in the ordinary course of business, and or (ii) have not had and would not reasonably be expected to have, individually and in the aggregate, a material adverse effect on any of the Companies.

8.2.23. Disclosure. The information relating to or concerning the Companies in this Agreement (including the Schedules) or provided to the Parties in connection with the Transaction contemplated by this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There are no facts that have not been set forth in this Agreement or the Schedules that have not been disclosed to the Parties (other than matters of a general economic nature that do not affect the business uniquely) that could reasonably be expected to have a material adverse effect. For the avoidance of doubt, this representation and warranty does not comprise changes in Law, which changes shall be of public knowledge.

8.2.24. Absence of Unlawful Practices. In respect to the carrying on of the activities of the Companies as currently conducted, neither the Companies nor any of their respective directors or officers has: (a) made any bribe, payment for influence peddling, subornation, relevant donation or other payment to any Person in violation of any applicable Laws in effect in the Federative Republic of Brazil, including Brazilian Federal Law No. 12,846, dated as of August 1, 2013, including payments made with knowledge that they were being offered, granted or promised to any public official, political party, candidate for political office or any other Person for the purpose of influencing, inducing or obtaining any improper advantage or influencing any act or decision of a government, government agency or public company in order to obtain or contract business or to influence any governmental act; (b) used any corporate funds or other funds for contributions, payments, donations or illegal entertainment, nor made any unlawful purchases in respect to political activity in benefit of public employees or other Persons on their behalf; (c) accepted or received any contributions, payments or illegal donations; and (d) were notified in writing of an investigation or proceeding in respect to bribery or other corrupt act by any Governmental Authority.

8.2.25. No Knowledge of Misrepresentations or Omissions. The Companies have no knowledge that any representation and/or warranty granted by and/or related with each of the Companies in this Agreement is not true and correct in all material respects.

8.2.26. Conduction of Businesses. In relation to the Companies, as from June 30, 2020, (a) the corporate purposes of the Companies are being conducted regularly and in accordance with the corporate acts of the Companies, in compliance with the Law, without any change out of the ordinary course of business; (b) the Companies have not amended its accounting policies, methods, accounts or books and/or practices adopted in the drawing up of the Companies’ Financial Statements; (c) the Companies have not sold, transferred or, by any other means, disposed or encumbered any relevant fixed asset; and (d) none of the following acts has been practiced: (1) payment of any liability or obligation which were not the liabilities or obligations due in the ordinary course of business, pursuant to their respective terms and conditions; (2) cancelling or waiver of any rights or credits; or (3) any amendment to any accounting practice or method, except for those required by the Law or the Accounting Principles.

8.2.27. Independency of the Services and the Management Structure. None of the Companies supplies, uses, is subject to or is a party to any oral or written agreement, with any Person, involving the sharing of (a) services rendered by Third Parties to any of the Companies; or (b) the management structure of any of the Companies.

8.2.28. Anti-Bribery. The Companies comply with any Anti-Corruption Laws binding upon each of them. No notice has been issued nor, to the knowledge of the Companies has any investigation been commenced against any of the Companies related to breach of any Anti-Corruption Laws applicable to each of them. Companies are in full compliance with all anti-money laundering Laws applicable to each of them.

9. Representations and Warranties of the Purchasers.

9.1. The Purchasers represent and warrant, individually, that the following statements are accurate, complete and true as of this date and shall remain accurate, complete and true as of the Closing Date (“Representations and Warranties of the Purchasers”):

9.1.1. Power, Authority, Ownership and Consents. Purchasers represent that:

a. have full legal right, power, authority and approval required to enter into this Agreement and all other documents to be executed under this Agreement, and to fully perform their respective obligations arising hereunder and thereunder;

b. there is no actual or threatened litigation that could prevent or delay the execution of this Agreement and/or of the other documents to be executed under this Agreement and/or the completion of the transactions contemplated hereunder or thereunder; and

c. no filing, registration, approval, consent or authorization from any Third Party, including any Governmental Authority, is required to be prior obtained by the Purchasers for the execution of this Agreement, completion of the Transaction, performance and compliance with the covenants and obligations assumed herein by the Purchasers.

9.1.2. Validity and Enforceability. This Agreement and all other documents to be executed under this Agreement constitute legal, valid and binding obligations of the Purchasers, enforceable against the Purchasers according to their terms and conditions.

9.1.3. No Violations. The execution, performance and compliance with this Agreement and all other documents to be executed under this Agreement by the Purchasers do not violate any Law or order from any Governmental Authority that applies to the Purchasers or any agreements to which the Purchasers is bound which may affect the ability of the Purchasers to execute, perform and comply with this Agreement and all other documents to be executed under this Agreement.

10. Indemnification.

10.1. Indemnification by the Sellers. Subject to the provisions of this Section 10, the Sellers and the Guarantor hereby agree to jointly and severally indemnify and hold the Purchasers and its Affiliates (including the Companies after Closing) and each of their respective officers, directors and employees (“Purchasers' Indemnified Parties”), harmless and defend, maintain undamaged and reimburse any and all such Purchasers’ Indemnified Parties for any and all Losses caused by, arising out or resulting from the following:

a. violation, breach or untruthfulness in relation to any of the Fundamental Representations and Warranties of the Sellers and/or any of the Operational Representations and Warranties of the Sellers indicated in Section 8;

b. violation, breach, noncompliance with or failure to comply with any commitment, responsibility, agreement or another obligation undertaken by the Sellers and/or the Companies (before Closing) under this Agreement, as well as any kind of fraud or willful misconduct; and/or

c. any fact, act or omission involving the Companies and/or the Real Estate Properties occurred prior to the Closing Date, even if the corresponding Losses are suffered after the Closing Date, despite any disclosure under the schedules to this Agreement and/or pursuant to the Due Diligence.

d. any loss of title, expropriation and/or, in any way, permanently or temporary, dispossession of the Real Estate Properties, including Las Londras (and, in this context, including, but not limited to, under or in connection with the INRA proceedings disclosed in Schedule 8.2.5), except if the cause of such loss of title, expropriation and/or, in any way, permanently or temporary, dispossession of the Real Estate Properties is caused exclusively by an action or omission of Purchasers and/or the Companies that takes place after the Closing Date.

10.1.1. Joint and Several Liability. Each of the Sellers and the Guarantor are jointly and severally liable among each other for any indemnification due to Purchasers’ Indemnified Parties under this Agreements.

10.1.2. The Purchasers’ Indemnified Parties’ rights to indemnification hereunder shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchasers (including the due diligence carried out by Purchasers and their advisors) or by reason of the fact that the Purchasers or any of such advisors, consultants or representatives knew or should have known that any of Sellers’ representations and warranties is, was or might be inaccurate.

10.1.3. Indemnification Amount (Loss of Title/Dispossession). In the hypothesis set forth in item "d" of Section 10.1, the indemnification due by Sellers shall be equivalent to (and result in indemnity payment to the relevant Purchaser(s) of) the portion of the Purchase Price corresponding (proportional) to the number of hectares of property and/or possession lost, expropriated, dispossessed and/or in any way no longer held by the Companies. In such context, for each hectare of property and/or possession lost, expropriated, dispossessed and/or in any way no longer held by the Companies, the indemnity payment shall be equivalent to two thousand and nine hundred United States Dollars (USD 2,900.00) (“Real Property Indemnity Amounts”). Therefore, for example, if 1,000 hectares of Las Londras is expropriated, dispossessed and/or in any way no longer held by the respective Company, the corresponding indemnity payment shall be of two million and nine hundred thousand United States Dollars (USD 2,900,000.00).

10.1.4. In case the indemnification set forth in Section 10.1.3 is not timely paid in accordance with this Section 10, the unpaid amount shall be increased by the interest and penalty set forth in Section 10.6 below ( “Real Property Indemnity Late Payment Amounts”).

10.1.5. Insurance; Las Londras. As guarantee to the satisfaction of Real Property Indemnity Amounts as well as the respective Real Property Indemnity Late Payment Amounts relating to loss of property and/or possession of any area of Las Londras (“Las Londras Indemnity” and “Las Londras Indemnifiable Amounts”, respectively), the Guarantor shall retain insurance at its own cost and expenses with the object of insuring the Las Londras Indemnity and whose sole beneficiaries shall be Purchasers (“Las Londras Insurance”). The Las Londras Insurance's coverage shall be of fifty per cent (50%) of the aggregate of Las Londras Indemnifiable Amounts, from the first dollar - limited to a maximum of six million, six hundred nineteen thousand and two hundred fifty United States Dollars (USD 6,619,250.00) -, and the policy shall be in full force and effect (including by means of renewals) for a period of ten (10) years (“Insurance Term”). The insurance proceeds out of the Las Londras Insurance shall be due and released to Purchasers upon non satisfaction of timely payment of the Las Londras Indemnifiable Amounts and such payments/releases shall embrace the totality of the Las Londras Indemnifiable Amounts until such aggregate amounts so released reach the amount mentioned above.

10.1.5.1. In view of the commitments undertaken as per Section 10.1.5 above, Guarantor further agrees (i) to maintain the Las Londras Insurance valid and effective pursuant to all of its terms during to Insurance Term and to not take any measure, by action and/or omission (including payments default which are due pursuant to the policy), to cause or which is reasonably expected to result in termination (and/or non-renewal) of the Las Londras Insurance and/or impairment and/or adverse effect to the Las Londras Insurance, including to the extent of any claim to be made thereunder by the beneficiaries, and (ii) that in case, for any reason, the Las Londras Insurance is terminated and/or not renewed with respect to any and all of its terms before the expiration of the Insurance Term, Sellers and Cresud will be subject to an additional penalty (in addition to the Real Property Indemnity Late Payment Amounts, if applicable) consisting of (a) interest equal to one percent (1.0%) per month, calculated pro rata die (over six million, six hundred nineteen thousand and two hundred fifty United States Dollars (USD 6,619,250.00)) as from the date of the termination or non-renewal of the Las Londras Insurance, plus (b) a late payment penalty of two percent (2.0%) of six million, six hundred nineteen thousand and two hundred fifty United States Dollars (USD 6,619,250.00).

10.1.5.2. Put Option. The Parties further agree that in case (i) the hypothesis set forth in items “i” and/or “ii” of Section 10.1.5.1 above occurs, and if within ten (10) months thereafter the Put Option Grantors cannot replace the Las Londras Insurance for equivalent guarantee in terms of quality and liquidity acceptable to Purchasers, and/or (ii) the Insurance Term expires and until such date the corresponding title of Las Londras is not duly registered with Derechos Reales Registry (in the name of Acres Del Sud), Purchasers (individually or together) shall have the right but not the obligation to require the Sellers (or any successor thereof) and/or Guarantor (together the “Put Option Grantors”) to acquire the possession rights and/or any existing applicable real property residual rights over Las Londras (“Rights to be Acquired under the Put Option”), provided that (a) material non-compliance with applicable regulation after the Closing Date, which violation is reasonably expected to result in a loss of property and/or possession of any area of Las Londras has not taken place, and/or (b) land and improvements from Las Londras are in similar or superior condition, in all material respects vis-à-vis the land and improvements as of the Closing Date, except for the normal use and the pass of time under the operations at Las Londras (“Put Option”):

(i) There is no issuance price for the granting of the Put Option since the rights thereunder were also considered in the Purchase Price paid by Purchasers;

(ii) The exercise of the Put Option must be made by written notice by Purchasers (individually or together) to the Put Option Grantors within thirty (30) days as of any of the events triggering the exercise of the Put Option above (such 30-day period counted as from acknowledgement thereof). If a Put Option triggering event occurs (either items “i” or “ii” of Section 10.1.5.2) and Purchasers have acknowledgement thereof for purposes of exercise, than, if Purchasers do not exercise the Put Option at such first opportunity, the Put Option will no longer be available for exercise.

(iii) The price to be paid by the Put Option Grantors (in case of exercise thereof by Purchasers) in consideration for the Rights to be Acquired under the Put Option shall be of thirteen million, two hundred thirty eight thousand and five hundred United States Dollars (USD 13,238,500.00), to be paid on the date specified in item “iv” below (“Put Option Exercise Price”);

(iv) Upon exercise of the Put Option, and within thirty (30) days thereof, Purchasers, Sellers and Guarantor shall take any and all measures and execute any and all documents towards giving effect to the consequences and results of the Put Option, including the transfer of the Rights to be Acquired under the Put Option to any Put Option Grantor and payment of the Put Option Exercise Price in full by the Put Option Grantors to any Purchaser (as determined by them);

(v) In case the payment of the Put Option Exercise Price is not timely made by the Put Option Grantors, in addition to the obligations hereunder and without limiting any other remedy available to Purchasers hereunder, such Put Option Grantors shall also be subject to interest equal to one percent (1.0%) per month, calculated pro rata die (over thirteen million, two hundred thirty eight thousand and five hundred United States Dollars (USD 13,238,500.00)) as from the date of the payment default, plus a late payment penalty of two percent (2.0%) of thirteen million, two hundred thirty eight thousand and five hundred United States Dollars (USD 13,238,500.00); and

(vi) The obligations regarding the Put Option are undertaken by the Put Option Grantors on a jointly basis.

10.2. Indemnification by the Purchasers. Subject to the provisions of this Section 10, Agrifirma hereby agrees to indemnify and hold the Sellers and its Affiliates (including the Companies before Closing) and each of their respective officers, directors and employees (“Sellers' Indemnified Parties” and, together with Purchasers’ Indemnified Parties, the “Indemnified Parties”), harmless and defend, maintain undamaged and reimburse any and all such Sellers’ Indemnified Parties for any and all Losses caused by, arising out or resulting from the following:

a. violation, breach or untruthfulness in relation to any the Representations and Warranties of the Purchasers indicated in Section 9; or

b. violation, breach, noncompliance with or failure to comply with any commitment, responsibility, agreement or another obligation undertaken by the Purchasers under this Agreement, as well as any kind of fraud or willful misconduct.

10.3. Direct Claims. If any Indemnified Party becomes aware of any Claim which is not a Third Party Claim (a “Direct Claim”) that might entitle such Indemnified Party to indemnification as a result of a Loss or potential Loss under Section 10, such Indemnified Party shall take the following actions:

a. The Indemnified Party shall give a notice to the Sellers (and Cresud) or Agrifirma, as the case may be (“Indemnifying Party”), as soon as reasonably practicable after the Indemnified Party becomes aware of facts which may give rise to an obligation to indemnify pursuant to this Section 10.3 (“Notice of Direct Claim”). The Notice of Direct Claim shall describe the Direct Claim and the circumstances, events, facts, obligations, documents, information or matters giving rise to the Direct Claim, the amount of the Loss (if determinable), the method of calculation thereof, a reference to the provision of this Agreement upon which Direct Claim is based and shall accompany any and all necessary document regarding such Direct Claim in possession of the Indemnified Party.

b. If the Indemnifying Party expressly agrees (i) to be liable for the payment of the Loss in question, and (ii) with the amount of Loss requested in the Notice of Direct Claim, the Indemnifying Party shall pay to the Indemnified Party such requested amount, as set forth therein, within thirty (30) days as from the date of such determination.

c. If the Indemnifying Party responds to the Notice of Direct Claim to the Indemnified Party within thirty (30) days as of the receipt of such Notice of Direct Claim by the Indemnifying Party, stating its intention to discuss the matter, the Indemnifying Party and the Indemnified Party shall attempt to resolve any such dispute amicably during a period of thirty (30) days from the delivery by the Indemnifying Party to the Indemnified Party of its response to the Notice of Direct Claim, provided that any undisputed portion of the Direct Claim, if any, shall be payable pursuant to Section 10.3b. If they (i) reach an agreement, except as otherwise agreed, indemnity shall be due within thirty (30) days as from the date of such settlement, and (ii) do not reach an agreement with respect to such Direct Claim within such period, such dispute shall be resolved according to Section 13.

10.4. Third Party Claims. In the event any Indemnified Party is served, notified, charged, prosecuted or summoned, in or out of courts, for any Claim initiated by a Person which is not a Party to this Agreement (nor a successor thereof) (“Third Party Claim”), the Parties shall adopt the following procedures:

a. The Indemnifying Party shall have the right, but not the obligation, at its sole discretion, to conduct the defense of a Third Party Claim. In this regard, the Indemnified Party shall send a notice to the Indemnifying Party describing the Third Party Claim, with all the documents related thereto, in any event up to five (5) Business Days from the date it receives notice of the relevant Claim or prior to the expiration of one-third (1/3) of the legal term established for answer or defense against such Third Party Claim, whichever occurs first (“Notice of Third Party Claim”).

b. If the Indemnifying Party chooses to conduct the defense of a Third Party Claim, the Indemnifying Party shall inform the Indemnified Party about such decision within at most five (5) Business Days as from the date of receipt of the Notice of Third Party Claim sent by the Indemnified Party or prior to the expiration of two-thirds (2/3) period of the remaining legal term established for answer or defense against such Third Party Claim, whichever occurs first. Should the Indemnifying Party fail to answer the Notice of Third Party Claim within such period, the Indemnified Party shall conduct the defense of such Third Party Claim. The Parties agree that the defense of any Third Party Claim relating to item “d” of Section 10.1 regarding any fact, act or omission involving the Real Estate Properties occurred prior to the Closing Date (including supervision and consequences of the INRA proceedings disclosed in Schedule 8.2.5) shall be conducted by a legal advisor jointly selected between Purchasers and Guarantor (“Las Londras Proceedings”). Election by Purchasers (and/or participation of Purchasers and/or the Companies in the supervision of such proceedings, as long as in the best interest of the relevant Company) shall not limit and/or preclude any of their rights (including indemnity rights) under this agreement and, to that extent, it shall not be interpreted as an action post-closing for purposes of the exception provided item “d” of Section 10.1). If there is any disagreement in respect of any decision to be taken under such proceedings, Cresud’s position shall prevail.

c. The Party that conducts the defense shall bear all costs and expenses of the defense of the Third Party Claim (including, without limitation, fees of legal counsel) during the course of such Third Party Claim, and if the Third Party Claim is conducted by the Indemnified Party, such costs and expenses shall be indemnified by the Indemnifying Party if the relevant matter results in an indemnifiable Loss hereunder. In the context of Third Party Claims filed against the Parties and/or the Companies, the respective Party conducting the defense or the relevant Company, as the case may be, shall make any court deposits or provide any other guarantees necessary or requested by the Governmental Authority, provided that such costs, expenses, court deposit and guarantees and remuneration of any of the foregoing shall be subject to indemnification on the terms set forth herein.

d. The Party (i.e. Indemnifying Party or Indemnified Party) conducting the defense of the Third Party Claim:

(i) shall keep the other parties (i.e. Indemnifying Party and Indemnified Party, as applicable) reasonably informed as to the status of such matter at least semi-annually and shall as soon as reasonably practicable send copies of pleadings requested by any other Party, and

(ii) shall not enter into any settlement, compromise or consent to judgment without the prior consent of the other party (i.e. Indemnifying Party or Indemnified Party, as applicable), which shall not to be unreasonably withheld, conditioned or delayed.

e. The party (i.e. Indemnifying Party or Indemnified Party, as applicable) that is not conducting the defense of the Third Party Claim:

(i) shall have the right to engage separate counsel in any Third Party Claim or to participate in the defense thereof if such party is also a defendant, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnified Party and shall not be payable by the Indemnifying Party to the extent the Indemnifying Party directly bears such costs; and

(ii) shall not be entitled to have control over the defense of any Third Party Claim.

f. Each Party shall cooperate, and cause its Affiliates to cooperate in the defense or prosecution of any Third Party Claim and shall grant the necessary powers to the party (i.e. Indemnifying Party or Indemnified Party, as applicable) conducting the defense and furnish or cause to be furnished all information and assistance, including, but not limited, access to records, testimony, and attendance of meetings, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

g. The Parties agree that the Losses relating to a Third Party Claim shall only become due and payable under the terms set forth herein upon (a) a final and non-appealable decision (trânsito em julgado) of any judicial or administrative proceeding and, in case of an arbitration, the issuance of the arbitration award, or (b) a judicial or extrajudicial settlement has been duly confirmed or reached.

10.5. UFV Adjustment. The Parties agree that the amount of Losses incurred by the Indemnified Parties in Bolivian currency shall be adjusted by the positive variation of the UFV Index as of the date on which the Indemnified Party has incurred in such Loss until the date of its actual payment.

10.6. Penalty. If an Indemnifying Paty fails to timely pay any Loss owed to an Indemnified Person hereunder, then such Indemnifying Party shall be required to pay the unpaid amount adjusted as per Section 10.5 above, plus (i) interest equal to one percent (1.0%) per month, calculated pro rata die as from the date the Loss should have been paid until the date of its actual payment, and (ii) a late payment penalty of two percent (2.0%) of the unpaid amount, from the first day overdue until the date of effective payment.

10.7. After Tax Basis; Insurance. All claims for indemnification under this Section 10 shall be made on an after-Tax basis. Accordingly, in determining the amount of any indemnification payment for a Loss suffered or incurred by an Indemnified Party, the amount of such Loss shall be increased to take into account any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder. The Parties shall not be liable for any indemnifiable event under this Agreement in respect of any Loss to the extent that such Loss is covered by an insurance policy then in force in favor of the Indemnified Party to the extent that the proceeds of such policy are actually received. No Indemnified Party entitled to indemnification hereunder shall be required to first pursue any such recourse from insurance as a condition of, or in lieu of, pursuing claims for any or all such Losses against the applicable Indemnifying Party hereunder.

10.8. To the extent indemnity in relation to a Loss pursuant to item "d" of Section 10.1 is satisfied (including by means of the Las Londras Insurance Policy), Purchasers and the respective Company shall cooperate with Cresud and Sellers to the extent reasonably necessary for Sellers and Cresud to pursue available indemnification and/or potential remedies against the former owner of Los Londras.

10.9. De Minimis. The indemnification set forth herein shall only be applicable in relation to individual Losses (including any related expenses and costs) in excess of twenty thousand United States Dollars (USD 20,000.00) (“De Minimis”); it being agreed that a series of Losses below the De Minimis (but involving an aggregate amount greater than the De Minimis) in connection with the same matter shall be indemnifiable pursuant to the terms set forth herein.

10.10. Survival Period. The indemnification obligations under items “a” and “c” (except regarding Fundamental Representations and Warranties of Sellers, which has no limitation) of Section 10.1 shall survive the Closing Date and remain in full force until (i) the fifth (5th) anniversary of the Closing Date regarding civil and commercial matters or until the expiration of the respective statutes of limitation if shorter, (ii) the eight (8th) anniversary of the Closing Date regarding tax matters or until the expiration of the respective statutes of limitation if shorter, (iii) the tenth (10th) anniversary of the Closing Date regarding labor matters or until the expiration of the respective statutes of limitation if shorter. The indemnification obligations under item “d” of Section 10.1 shall survive the Closing Date and remain in full force until the tenth (10th) anniversary of the Closing Date or until the expiration of the respective statutes of limitation if longer. If a written notice of a claim has been given prior to the expiration dates above, then the relevant indemnification obligations shall survive as to such claim, until such claim has been finally resolved. In addition, in relation to matters which are disclosed pursuant to the schedules to this Agreement and/or object of a specific indemnity (such as Las Londras indemnity), it shall be considered that a written notice with respect thereof has been sent by the respective indemnifying party.

11. Termination.

11.1. This Agreement may only be terminated in full, at any time prior to the Closing Date, in the following circumstances:

a. by mutual written agreement between all the Parties;

b. by any Party, upon written notice to other Party, if the Closing has not occurred on or before March 31st, 2021. The Party that has given cause to the non-occurrence of the Closing, due to a material breach of representations and warranties, covenants or any other relevant obligation provided herein, shall not have the right to terminate this Agreement based on this Section 11.1.b; and

c. by the non-defaulting Party, in the event of a breach in any material respect of representations and warranties, covenants or any other relevant obligation contained in this Agreement, by the defaulting Party, and if (a) the non-defaulting party has first given prior written notice to the defaulting Party, identifying such breach, and (b) the defaulting Party has not cured or remedied such breach within thirty (30) days as of the receipt of such notice, in case breach is capable of being cured or remedied.

11.2. Effects of Termination. In the event this Agreement is terminated in accordance with Section 11.1.b above, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of the Parties, including, but not limited to, obligation to indemnify, and, therefore, no amount, fine, expense reimbursement or payment shall be due by any Party to any other Party, except for breach by any Party of its representations, warranties, agreements or covenants contained in this Agreement occurring prior to such termination, as applicable.

11.3. Survival. The provisions of Sections 10 (Indemnification), 12 (Confidentiality), 13 (Governing Law and Exclusive Jurisdiction) and 14 (Miscellaneous) shall survive any termination of this Agreement for a period of three (3) years, unless the Section provides differently in respect to any of the rights or obligations provided in such Section.

12.	Confidentiality.

12.1. For a period of three (3) years counted from the date hereof, the Parties, the Intervening Consenting Parties and Cresud agree, on their account and on account of their Affiliates and respective representatives, employees and agents, to dispense confidential treatment and not to disclose in any form to Third Parties any terms and conditions of this Agreement (with due regard to Section 14.6), as well as any data, reports, analyses, compilations, studies, researches, interpretations, forecasts, records, materials and any other information, document or record databank, whether in written, oral or electronic form or otherwise (especially names of individuals and legal entities, their addresses, telephone numbers and business activities) that are delivered or by any means provided during effectiveness of this Agreement or before its execution during the due diligence period, concerning the Parties and/or any of the Companies, their respective consumers, suppliers, internet users, or any of their agents, including but not limited to any Personal Information, the transaction provided herein, as well as any information in connection with or constituting processes, procedures, formulae, trade secrets, know-how, technology and any other intellectual property, product names, logos, slogans, trade secrets, industrial models, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, whether registered or unregistered, and all pending applications for and registrations of patents, trademarks, service marks and copyrights (“Confidential Information”), under penalty of termination of this Agreement, without prejudice to any losses and damages.

12.2. The Confidential Information:

a. shall be used solely for the Parties' own benefit and for the sole purposes of the transaction provided herein and in particular shall not be used, directly or indirectly, for commercial, financial, technical, legal or other purposes or, more generally, in any way which may jeopardize the other Party or any of its Affiliates;

b. shall be kept confidential by the Parties and shall not be disclosed to any person by any means, without the prior written consent of the other Party on such disclosure and the scope and contents thereof, except however to the extent permitted under any of the following:

(i) the Confidential Information may be disclosed to the Parties' representatives who are required to be involved in the transaction provided herein, including but not limited to the representatives of the Parties mentioned herein, provided that each such representative is previously made aware of the restrictions contained in this Agreement and is bound by a confidential undertaking requiring the observation of the same restrictions as those contained in this Agreement, and

(ii) the Confidential Information may be disclosed if and as required by any judicial or governmental order or to the extent reasonably necessary for the Parties to comply with applicable laws and regulations and provided that, prior to disclosure, and to the extent legally permitted, such Party consults with the other Party regarding the scope and form of such disclosure.

12.3. Each Party also undertakes to refrain from making contact with any representatives of the other Party which have not been specifically identified by such Party as the relevant contact Persons for the transaction provided herein.

12.4. The Parties agree that, in case of termination of this Agreement, for any reason whatsoever, each Party shall:

a. return to the other Party, promptly and at its own expense, all documents related to Confidential Information without retaining any copies thereof, or

b. if required by the other Party, promptly destroy at its own expense, any documents related to Confidential Information, together with any copies of such documents (including without limitation stored on computer with the exception of electronic back-up copies generated automatically by its frontend system) and deliver to the other Party immediately a letter confirming that such Party has destroyed such documents.

12.5. The obligation to return or destroy the Confidential Information, as described above, is however subject to the right of each Party or its representatives to retain for its corporate records a copy of its own work product, it being provided that each Party agrees to keep any Confidential Information not returned to the other or destroyed in strict compliance with the terms of this Agreement. The return or destruction of Confidential Information shall not in any way relieve the Parties and their representatives of the duties and obligations contained in this Agreement.

12.6. The confidentiality obligation and undertaking contained in this Section 12, shall not apply to any Confidential Information for which the Parties may provide evidence that:

a. it is known to the public, except if as a result of a breach of this Agreement or any other confidentiality obligation by the Parties or its representatives, or

b. it was known or becomes available to the Parties or its representatives prior to the date hereof through a source other than the other Party, any of its Affiliates and/or their representatives, which source is not to the Parties' reasonable knowledge bound by any obligation to keep such information confidential and which did not obtain such information unlawfully or pursuant to a breach of a confidentiality obligation.

12.7. A receiving Party of Confidential Information shall use at least the same standard of care as it uses to protect its own confidential information to ensure that such employees, agents or consultants do not disclose or make any unauthorized use of the disclosing Party's Confidential Information. The receiving Party shall promptly notify the disclosing Party upon discovery of any unauthorized use or disclosure of the disclosing Party's Confidential Information.

13. Governing Law and Dispute Resolution

13.1. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of Brazil.

13.2. Negotiations in Good Faith. The Parties shall use commercially best efforts to settle any dispute or claim arising out or relating to this Agreement. If a dispute arises, one Party may notify the other of its intention to reach a solution, and the Parties shall negotiate in good faith for a period of thirty (30) days in an attempt to resolve such dispute.

13.3. Conflict Resolution Procedure. In the event that the Parties are unable to resolve a dispute in accordance with Section 13.2 above, then any Party may notify the other relevant Parties of the intention to resolve such unresolved dispute by arbitration as provided in Section 13.4 below.

13.4. Arbitration Clause. Except for disputes referring to obligations subject to immediate judicial enforcement, all other disputes in connection with this Agreement, including any issues related to the existence, validity, effectiveness or performance hereof, shall be mandatorily, exclusively, and definitively submitted to arbitration to be conducted by the Arbitration Chamber, upon delivery of written notice by any Party to the other Parties and to the Arbitration Chamber, requesting initiation of arbitration (“Arbitration Notice”). The arbitration proceeding shall be initiated and processed in accordance with the Arbitration Rules.

13.5. Arbitration Tribunal. The arbitration tribunal (“Arbitration Tribunal”) shall be composed of three (3) arbitrators, one (1) of whom shall be designated by the Party that requested to initiate the arbitration, another by the Party against whom the arbitration is initiated, and the third - who shall be the chairman of the arbitration panel - by the two (2) arbitrators chosen by the Parties. Should the chairman of the Arbitration Tribunal not be appointed by the co-arbitrators within at most fifteen (15) business days as of appointment of the second arbitrator, it shall be incumbent upon the Chairman of the Arbitration Chamber to appoint the chairman of the Arbitration Tribunal. In the event of joinder of parties (litisconsórcio), the co-plaintiffs or co-defendants, as the case may be, shall mutually agree on an arbitrator to participate in the Arbitration Tribunal, it being understood that, should such parties fail to reach an agreement on this regard, the arbitrator shall be chosen by the Chairman of the Arbitration Chamber, pursuant to the Arbitration Rules. Should there be many parties with different interests, so that a joinder of parties is unfeasible, the three (3) arbitrators shall be chosen and nominated by the Chairman of the Arbitration Chamber, pursuant to the Arbitration Rules.

13.6. Impediments. In addition to the impediments set forth in the Arbitration Rules, no arbitrator designated in accordance with this arbitration commitment may be an employee, representative or former employee of any of the Parties or of any Person associated directly or indirectly therewith, or equity holder of any of the Parties or a Person associated directly or indirectly therewith.

13.7. Place of arbitration. The arbitration shall be conducted in the city of São Paulo, State of São Paulo.

13.8. Language and Applicable Law. The official language for all arbitration acts hereunder shall be English (provided that any party may present documents or witnesses in Portuguese or Spanish with simultaneous English translation, at its sole costs and expenses) and the laws of the Federative Republic of Brazil shall apply. The Arbitration Tribunal shall not resort to the rules of equity to resolve the disputes submitted to it.

13.9. Arbitration Rules. The Parties declare they are fully aware of the Arbitration Rules and that they have agreed with all provisions thereof. The Arbitration Rules in effect as of this date, and the provisions of the Arbitration Law, are an integral part hereof to the extent applicable.

13.10. Ruling in Absentia. The arbitration proceedings shall continue notwithstanding the absence of any of the Parties, as provided in the Arbitration Rules.

13.11. Binding Effect. The arbitration award shall be definitive, non-appealable and binding on the Parties, their successors and assigns, which undertake to comply voluntarily with its terms and expressly waive any form of appeal, except (i) for a request for correction of a material error or for clarification of obscurity, doubt, contradiction, or omission in the arbitration award, as provided in article 30 of the Arbitration Law, (ii) as provided in Section 13.13, and (iii) for a bona-fide action of annulment as established in article 33 of the Arbitration Law. If necessary, the arbitration award may be enforced in any court having jurisdiction or venue over the Parties and their assets.

13.12. Costs. The costs, expenses and fees incurred as a result of the arbitration shall be equally divided between the relevant Parties until a final decision on the dispute is rendered by the Arbitration Tribunal. After issuance of the final award, the losing party shall compensate for all costs, expenses and attorneys' and arbitrators' fees incurred by the other party, adjusted for inflation based on the positive variation of the CDI Index – in case the amount so determined is not in Brazilian Reais (R$) -, calculated on a pro rata diem basis for the period between the date on which such costs, expenses and fees were incurred and the date on which compensation is actually paid and, furthermore, plus interest of two percent (2%) per month, calculated on a pro rata diem basis from the date of disclosure of the arbitration award and the date on which compensation is actually paid. Should a party prevail in part, both parties shall bear the costs, expenses and fees incurred proportionally to their defeat, as decided in the arbitration award.

13.13. Special Jurisdiction of the Courts. The Parties are fully aware of all terms and effects of this arbitration commitment and irrevocably agree that arbitration is the sole form of dispute resolution arising out and/or in connection with this Agreement. Without prejudice to validity of this arbitration commitment, the Parties elect the judicial district of São Paulo, State of São Paulo, Brazil, with the exclusion of any other, if and when necessary, for the sole purpose of: (i) enforcing the arbitration award or of net, certain and payable obligations; (ii) obtaining coercive measures or provisional measures to guarantee the arbitration proceedings to be initiated or already in progress between the Parties and/or to ensure effectiveness of the arbitration proceedings; or (iii) obtaining court orders and specific performance orders.

13.14. In the events mentioned in items (ii) and (iii) of Section 13.13, the requesting Party shall request commencement of the arbitration proceedings within the statutory term or, should arbitration proceedings have already been initiated, it shall immediately inform the Arbitration Tribunal about the measure implemented by the courts. In any of these events, the Arbitration Tribunal already created or to be created shall be granted full and exclusive jurisdiction to decide on the matters and issues brought to the Judiciary, and the Arbitration tribunal shall review, grant, maintain or revoke the court order requested.

13.15. The request for any measure contemplated in Section 13.13 shall not represent a waiver of the arbitration clause or of the limits of the jurisdiction of the Arbitration Tribunal.

14. Miscellaneous.

14.1. Notices. Each notice, consent, request or other communication required or permitted under this Agreement (each, a “Notice”) will be (a) in writing, (b) delivered personally, by e-mail or sent by certified mail (postage prepaid, return receipt requested), by a nationally recognized overnight courier (receipt requested), or by facsimile (with confirmation of transmission), and (c) sent to the recipient's address or facsimile number, as applicable and as set forth below:

If to Sellers:

Agropecuária Santa Cruz de la Sierra S.A.

A/C: Alejandro Elsztain

Address: Calle Zabala 1422, in the City of Montevideo, Uruguay

Email: [REDACTED]

With copy to: Gaston Lernoud ([REDACTED]) / Carolina Zang ([REDACTED])

Alafox S.A.

A/C: Alejandro Elsztain

Address: Calle Zabala 1422, in the City of Montevideo, Uruguay

Email: [REDACTED]

With copy to: Gaston Lernoud ([REDACTED]) / Carolina Zang ([REDACTED])

Sedelor S.A.

A/C: Alejandro Elsztain

Address: Calle Zabala 1422, in the City of Montevideo, Uruguay

Email: [REDACTED]

With copy to: Gaston Lernoud ([REDACTED]) / Carolina Zang ([REDACTED])

Helmir S.A.

A/C: Alejandro Elsztain

Address: Calle Zabala 1422, in the City of Montevideo, Uruguay

Email: [REDACTED]

With copy to: Gaston Lernoud ([REDACTED]) / Carolina Zang ([REDACTED])

Codalis S.A.

A/C: Alejandro Elsztain

Address: Calle Zabala 1422, in the City of Montevideo, Uruguay

Email: [REDACTED]

With copy to: Gaston Lernoud ([REDACTED]) / Carolina Zang ([REDACTED])

If to Purchasers:

BrasilAgro – Companhia Brasileira de Propriedades Agrícolas

A/C: André Guillaumon / Gustavo Javier Lopez

Address: Avenida Brigadeiro Faria Lima, 1.309, 5th floor, Zip Code 01452-002, São Paulo, Brazil

Email: [REDACTED]/ [REDACTED]

Agrifirma Agro Ltda.

A/C: André Guillaumon / Gustavo Javier Lopez

Address: Avenida Brigadeiro Faria Lima, 1.309, 5th floor, suite 1, Zip Code 01452-002, São Paulo, Brazil

Email: [REDACTED]/ [REDACTED]

Imobiliária Engenho de Maracajú Ltda.

A/C: André Guillaumon / Gustavo Javier Lopez

Address: Avenida Brigadeiro Faria Lima, 1309, 5th floor, in the City of São Paulo, State of São Paulo

Email: [REDACTED]/ [REDACTED]

If to the Companies:

Agropecuaria Acres del Sud S.A.

Prior to Closing:

A/C: Carlos Maria Blousson

Address: Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Equipetrol , Santa Cruz de La Sierra, Bolivia

Email: [REDACTED]

After Closing:

A/C: Carlos Maria Blousson / André Guillaumon

Address: Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Equipetrol , Santa Cruz de La Sierra, Bolivia

Email: [REDACTED]/ [REDACTED]

Yatay Agropecuaria S.A

Prior to Closing:

A/C: Carlos Maria Blousson

Address: Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Zona Equipetrol, Santa Cruz de La Sierra, Bolivia

Email: [REDACTED]

After Closing:

A/C: Carlos Maria Blousson / André Guillaumon

Address: Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Zona Equipetrol, Santa Cruz de La Sierra, Bolivia

Email: [REDACTED]/ [REDACTED]

Ombu Agropecuaria S.A.

Prior to Closing:

A/C: Carlos Maria Blousson

Address: Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Zona Equipetrol, Santa Cruz de La Sierra, Bolivia

Email: [REDACTED]

After Closing:

A/C: Carlos Maria Blousson / André Guillaumon

Address: Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Zona Equipetrol, Santa Cruz de La Sierra, Bolivia

Email: [REDACTED]/ [REDACTED]

Yuchan Agropecuaria S.A.

Prior to Closing:

A/C: Carlos Maria Blousson

Address: Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Zona Equipetrol, Santa Cruz de La Sierra, Bolivia

Email: [REDACTED]

After Closing:

A/C: Carlos Maria Blousson / André Guillaumon

Address: Av. Las Ramblas s/n, Edificio Cubo II, piso 1, oficina 1B, Zona Equipetrol, Santa Cruz de La Sierra, Bolivia

Email: [REDACTED]/ [REDACTED]

If to the Guarantor:

Cresud S.A.C.I.F.Y.A

A/C: Alejandro Elsztain

Address: Carlos M. Della Paolera, 261 Piso 9 (C1001ADA)

CABA, Argentina,

Email: [REDACTED]

With copy to: Gaston Lernoud ([REDACTED]) / Carolina Zang ([REDACTED])

14.1.1. All notices (i) shall be deemed to have been given on the date that same shall have been received when delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party's attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of written notice to the other party in accordance herewith.

14.2. Entire Agreement. This Agreement is the entire agreement between the Parties concerning its subject matter and supersedes all prior and contemporaneous oral and written agreements, commitments and understandings concerning the subject matter hereof.

14.3. Amendments. This Agreement may not be changed, modified, supplemented or terminated, nor may any of the obligations of the parties hereunder be waived, except by written agreement executed by the party or parties to be charged. The Parties may amend this Agreement only by a written instrument that: (a) expressly states the Parties intent to amend this Agreement; (b) expressly refers to the provision(s) of this Agreement to be amended; (c) provides the full text of the amendment or otherwise fully describes the scope of the amendment; and (d) is signed by an authorized representative of all Parties hereto.

14.4. No Waiver. A Party's delay or failure to enforce or insist on strict compliance with any provision of this Agreement will not constitute a waiver or otherwise modify this Agreement. A Party's waiver of any right granted under this Agreement on one occasion will not (a) waive any other right, (b) constitute a continuing waiver, or (c) waive that right on any other occasion.

14.5. Successors and Assigns. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns.

14.6. Announcements. Until Closing, no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties, which cannot be unreasonably withheld, but this shall not affect any announcement or circular required by Law or any regulatory body or the rules of any recognized stock exchange on which the shares of either Party are listed, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties, insofar as is reasonably practicable, before complying with such an obligation.

14.7. Severability. If any term or provision of this Agreement or the validity thereof to any person or circumstances becomes, to any extent, invalid or unenforceable, the remainder of this Agreement or the validity of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.8. Specific Performance. Each Party acknowledges that the other Party would be irreparably harmed by any breach or threatened breach of the provisions of this Agreement and that there would be no adequate remedy at Law or in damages to compensate the other Parties for any such breach. Accordingly, each Party agrees that each other Party shall, in addition to any other available remedy, be entitled to injunctive relief (without being required to post any bond) requiring specific performance by the Parties of the provisions of this Agreement. For the purposes of specific performance, the parties confirm that this Agreement constitutes “título executivo extrajudicial”, in connection with the provisions of Article 784 of the Brazilian Civil Procedure Code.

14.9. Binding Agreement and No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective heirs, successors and permitted assigns.

14.10. Costs, Expenses and Taxes. Except as otherwise provided for in this Agreement, each of the Parties shall be exclusively liable for the payment of any Taxes and/or of any filing and registration fees in connection with the completion of the transactions contemplated by this Agreement. Each of the Parties hereto shall bear its own fees and expenses (including fees and expenses of their attorneys, financial advisers, auditors and other consultants) in connection with the negotiation, draft, execution and carrying into effect of this Agreement and the transactions contemplated herein and therein.

14.11. Assignment. This Agreement may not be assigned by Sellers without Purchaser’s prior written consent. This Agreement may not be assigned by Purchaser without Sellers’ prior written consent.

14.12. Counterparts. This Agreement is executed in four (4) counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

São Paulo-Brazil, December 23rd, 2020

[remainder of the page intentionally left in blank]

(Signature page 1/5 of the Share Purchase Agreement executed on December 23rd, 2020, among, on the one side, BrasilAgro – Companhia Brasileira de Propriedades Agrícolas, Agrifirma Agro Ltda., Imobiliária Engenho de Maracajú Ltda., and, on the other side, Agropecuária Santa Cruz de la Sierra S.A., Alafox S.A., Sedelor S.A., Helmir S.A., Codalis S.A. and, as intervening consenting parties, Agropecuaria Acres del Sud S.A., Ombu Agropecuaria S.A., Yatay Agropecuaria S.A. and Yuchan Agropecuaria S.A., and, as guarantor, Cresud S.A.C.I.F.Y.A)

Purchasers:

/s/ André Guillaumon	/s/ Gustavo Javier Lopez
BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

/s/ André Guillaumon	/s/ Gustavo Javier Lopez
AGRIFIRMA AGRO LTDA.

/s/ André Guillaumon	/s/ Gustavo Javier Lopez
IMOBILIÁRIA ENGENHO DE MARACAJÚ LTDA.

(Signature page 2/5 of the Share Purchase Agreement executed on December 23rd, 2020, among, on the one side, BrasilAgro – Companhia Brasileira de Propriedades Agrícolas, Agrifirma Agro Ltda., Imobiliária Engenho de Maracajú Ltda., and, on the other side, Agropecuária Santa Cruz de la Sierra S.A., Alafox S.A., Sedelor S.A., Helmir S.A., Codalis S.A. and, as intervening consenting parties, Agropecuaria Acres del Sud S.A., Ombu Agropecuaria S.A., Yatay Agropecuaria S.A. and Yuchan Agropecuaria S.A., and, as guarantor, Cresud S.A.C.I.F.Y.A)

Sellers:

/s/ José Luis Rinaldini	/s/ Roberto Daniel Sanguinetti
AGROPECUÁRIA SANTA CRUZ DE LA SIERRA S.A.

/s/ José Luis Rinaldini	/s/ Roberto Daniel Sanguinetti
ALAFOX S.A.

/s/ José Luis Rinaldini	/s/ Roberto Daniel Sanguinetti
SEDELOR S.A.

/s/ José Luis Rinaldini	/s/ Roberto Daniel Sanguinetti
HELMIR S.A.

/s/ José Luis Rinaldini	/s/ Roberto Daniel Sanguinetti
CODALIS S.A.

(Signature page 3/5 of the Share Purchase Agreement executed on December 23rd, 2020, among, on the one side, BrasilAgro – Companhia Brasileira de Propriedades Agrícolas, Agrifirma Agro Ltda., Imobiliária Engenho de Maracajú Ltda., and, on the other side, Agropecuária Santa Cruz de la Sierra S.A., Alafox S.A., Sedelor S.A., Helmir S.A., Codalis S.A. and, as intervening consenting parties, Agropecuaria Acres del Sud S.A., Ombu Agropecuaria S.A., Yatay Agropecuaria S.A. and Yuchan Agropecuaria S.A., and, as guarantor, Cresud S.A.C.I.F.Y.A)

Intervening Consenting Parties:

/s/ José Luis Rinaldini	/s/ Matias Gaivironsky
AGROPECUARIA ACRES DEL SUD S.A.

/s/ José Luis Rinaldini	/s/ Matias Gaivironsky
OMBU AGROPECUARIA S.A.

/s/ José Luis Rinaldini	/s/ Matias Gaivironsky
YATAY AGROPECUARIA S.A.

/s/ José Luis Rinaldini	/s/ Matias Gaivironsky
YUCHAN AGROPECUARIA S.A.

(Signature page 4/5 of the Share Purchase Agreement executed on December 23rd, 2020, among, on the one side, BrasilAgro – Companhia Brasileira de Propriedades Agrícolas, Agrifirma Agro Ltda., Imobiliária Engenho de Maracajú Ltda., and, on the other side, Agropecuária Santa Cruz de la Sierra S.A., Alafox S.A., Sedelor S.A., Helmir S.A., Codalis S.A. and, as intervening consenting parties, Agropecuaria Acres del Sud S.A., Ombu Agropecuaria S.A., Yatay Agropecuaria S.A. and Yuchan Agropecuaria S.A., and, as guarantor, Cresud S.A.C.I.F.Y.A)

Guarantor:

/s/ José Luis Rinaldini	/s/ Roberto Daniel Sanguinetti
CRESUD S.A.C.I.F.Y.A

(Signature page 5/5 of the Share Purchase Agreement executed on December 23rd, 2020, among, on the one side, BrasilAgro – Companhia Brasileira de Propriedades Agrícolas, Agrifirma Agro Ltda., Imobiliária Engenho de Maracajú Ltda., and, on the other side, Agropecuária Santa Cruz de la Sierra S.A., Alafox S.A., Sedelor S.A., Helmir S.A., Codalis S.A. and, as intervening consenting parties, Agropecuaria Acres del Sud S.A., Ombu Agropecuaria S.A., Yatay Agropecuaria S.A. and Yuchan Agropecuaria S.A., and, as guarantor, Cresud S.A.C.I.F.Y.A)

Witnesses:

/s/ Humberto Peres Carvalho Lemos de Melo	/s/ Raquel Gama Massaro Duque

1._____________________________________	2._____________________________________
Name: Humberto Peres Carvalho Lemos de Melo	Name: Raquel Gama Massaro Duque
ID: [REDACTED] (CPF/ME)	ID: [REDACTED] (CPF/ME)